Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF MAY 7, 2012

BY AND AMONG

GTSI, CORP.,

UNICOM SYSTEMS, INC.,

AND

UNICOM SUB ONE, INC.

i

TABLE OF CONTENTS

(cont.)

ii

TABLE OF CONTENTS

(cont.)

Exhibit A Conditions to the Offer

Exhibit B Definitions

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of May 7, 2012 (this “Agreement”) is by and among UNICOM Systems, Inc., a California corporation (“Parent”), UNICOM SUB ONE, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and GTSI Corp., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall commence a cash tender offer (such tender offer, as it may be extended, amended and supplemented from time to time as permitted by this Agreement, the “Offer”) to purchase all of the issued and outstanding shares of common stock, $0.005 par value per share, of the Company (the “Company Common Stock”) at a price per share equal to $7.75, subject to applicable Tax withholding, (such amount or any greater amount per share paid pursuant to the Offer, the “Offer Price”);

WHEREAS, subject to the terms and conditions of this Agreement, following the consummation of the Offer, Merger Sub shall merge with and into the Company, with the Company surviving the Merger as a wholly-owned Subsidiary of Parent (the “Merger”), pursuant to which each outstanding share of Company Common Stock shall be converted into the right to receive the Offer Price, except for shares of Company Common Stock to be canceled pursuant to Article 4 hereof;

WHEREAS, the Board of Directors of the Company (the “Company Board”), acting upon the unanimous recommendation of a committee of the Company Board consisting only of independent and disinterested directors of the Company (the “Special Committee”) has unanimously (i) declared that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interest of the Company and its stockholders, (ii) adopted this Agreement and approved the execution, delivery and performance of this Agreement, and the consummation of the Offer, the Merger and the other transactions contemplated hereby in accordance with this Agreement and in accordance with the provisions of the Delaware General Corporation Law, as amended (the “DGCL”), (iii) directed that the adoption of this Agreement be submitted to the holders of Company Common Stock, to the extent required by applicable Law, (iv) subject to the terms and conditions of this Agreement, recommended that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and, to the extent required by applicable Law, approve the Merger and adopt this Agreement and (v) subject to the terms and conditions of this Agreement, authorized and approved the Top-Up Option and the issuance of the Top-Up Option Shares thereunder;

WHEREAS, the Board of Directors of Parent and the Board of Directors of Merger Sub have (i) declared it advisable to enter into this Agreement and (ii) adopted this Agreement and approved the execution, delivery and performance of this Agreement by Parent and Merger Sub, respectively, and the consummation of the Offer, the Merger and the other transactions contemplated hereby (collectively, the “Transactions”);

WHEREAS, concurrently with the execution and delivery of this Agreement, certain directors of the Company who are also stockholders of the Company are entering into Tender Agreements with the Company with respect to the Offer (the “Tender Agreements”);

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with the Transactions contemplated hereby and to prescribe certain conditions to the Offer and the Merger; and

WHEREAS, certain definitions of capitalized terms used in this Agreement but not otherwise defined herein are set forth in Exhibit B hereto.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

THE OFFER AND THE MERGER

1.1 The Offer.

(a) Subject to the conditions of this Agreement, as promptly as practicable (but in no event later than ten (10) Business Days after the date of this Agreement), Merger Sub shall, and Parent shall cause Merger Sub to, commence the Offer within the meaning of the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”). The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any shares of the Company Common Stock tendered pursuant to the Offer are subject only to the conditions set forth in Exhibit A. The initial expiration date of the Offer shall be midnight (New York City time) on the twentieth (20th) business day following commencement of the Offer (determined using Rule 14d-1(g)(3) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)). Merger Sub expressly reserves the right to waive, in whole or in part, any condition to the Offer or modify the terms of the Offer, except that, without the written consent of the Company, Merger Sub shall not (i) reduce the number of shares of the Company Common Stock subject to the Offer, (ii) reduce the Offer Price, (iii) waive or amend the Minimum Tender Condition, add to the conditions set forth in Exhibit A or modify any condition set forth in Exhibit A in any manner adverse to the holders of the Company Common Stock, (iv) except as otherwise provided in this Section 1.1(a), extend the Offer, (v) change the form of consideration payable in the Offer or (vi) otherwise amend the Offer in any manner adverse to the holders of the Company Common Stock. Notwithstanding the foregoing, Merger Sub shall extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer. In addition, if at the otherwise scheduled expiration date of the Offer any condition to the Offer is not satisfied, Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer for up to two (2) consecutive increments of not more than five (5) Business Days each (or for such longer period as may be agreed by the Company) (each such period an “Extension Period”); provided, however, that Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, extend the Offer beyond the Outside Date. Following the second Extension Period, Merger Sub may, if requested by the Company, make available one (1) or more “subsequent offering periods”, in accordance with Rule 14d-11 of the Exchange Act, of not less than ten (10) Business Days and not more than twenty (20) Business Days in the aggregate for all subsequent offering periods. On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, accept and pay for (subject to any withholding of Tax pursuant to Section 4.4(f)) all shares of the Company Common Stock validly tendered and not withdrawn pursuant to the Offer that Merger Sub becomes obligated to purchase pursuant to the Offer promptly after the expiration of the Offer.

(b) On the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC, pursuant to and in accordance with Rule 14d-3 and Regulation M-A under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer shall be made, together with any supplements or amendments thereto, the “Offer Documents”). Parent and Merger Sub agree to take all steps necessary to cause the Offer Documents to be disseminated to holders of shares of the Company Common Stock as and to the extent required by the Exchange Act. The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company required by the Exchange Act to be set forth in the Offer Documents or reasonably requested by Parent and Merger Sub for inclusion therein. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect and to correct any material omissions therein; and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and the Offer Documents, as so amended or supplemented, to be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable Federal securities laws. Parent and Merger Sub shall provide the Company and its counsel copies of any written comments, and shall inform the Company and its counsel of any oral comments or discussions, that Parent, Merger Sub or their counsel may receive from or engage with the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments or the commencement or occurrence of any such discussions. Prior to the filing of the Offer Documents (including any amendment or supplement thereto) with the SEC or the dissemination thereof to the stockholders of the Company, or responding to any comments of the SEC with respect to the Offer Documents, Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on such Offer Documents or response (including the proposed final version thereof), and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company or its counsel.

(c) Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any shares of the Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer.

(d) Merger Sub shall not terminate the Offer prior to any scheduled expiration thereof without the prior written consent of the Company, except in the event that this Agreement is terminated pursuant to Article 9. In the event that this Agreement is terminated pursuant to Article 9 prior to any scheduled expiration thereof, Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and in any event within twenty-four (24) hours of such termination), irrevocably and unconditionally terminate the Offer. If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is terminated prior to the purchase of shares of the Company Common Stock in the Offer, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered shares of the Company Common Stock to the registered holders thereof.

1.2 Company Actions.

(a) Subject to Section 7.4, the Company hereby consents to the Transactions.

(b) Subject to Section 7.4, the Company shall file with the SEC, as promptly as practicable after the filing by Parent and/or Merger Sub of the Offer Documents (and in any event within ten (10) Business Days thereafter), a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the “Schedule 14D-9”) describing the recommendations referred to in Section 5.4(d), and shall mail the Schedule 14D-9 to the holders of the Company Common Stock. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub required by the Exchange Act to be set forth in the Schedule 14D-9 or reasonably requested by the Company for inclusion therein. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect and to correct any material omissions therein. The Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9, as so amended or supplemented, to be filed with the SEC and disseminated to the Company’s stockholders, in each case as and to the extent required by applicable Federal securities laws. The Company shall provide Parent and its counsel copies of any written comments and shall inform Parent and its counsel of any oral comments that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments. Prior to the filing of the Schedule 14D-9 (including any amendment or supplement thereto) with the SEC or the dissemination thereof to the stockholders of the Company, or responding to any comments of the SEC with respect to the Schedule 14D-9, the Company shall provide Parent and its counsel a reasonable opportunity to review and comment on such Schedule 14D-9 or response (including the proposed final version thereof), and the Company shall give reasonable and good faith consideration to any comments made by Parent or its counsel.

(c) In connection with the Offer, the Company shall cause its transfer agent to furnish Merger Sub promptly with mailing labels containing the names and addresses of the record holders of the Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings, computer files and all other information in the Company’s possession or control regarding the beneficial owners of the Company Common Stock, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company’s stockholders. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Merger Sub shall hold in confidence in accordance with the Confidentiality Agreement the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request of the Company, return to the Company or destroy all copies of such information then in their possession or control.

1.3 Top-Up Option.

(a) Subject to Section 1.3(b) and Section 1.3(c) hereto and applicable rules and regulations promulgated by the SEC and/or NASDAQ, the Company grants to Merger Sub an irrevocable option (the “Top-Up Option”), for so long as this Agreement has not been terminated pursuant to the provisions hereof, to purchase from the Company that number of shares of the Company Common Stock equal to the number of shares of the Company Common Stock that, when added to the number of shares of the Company Common Stock owned by Parent, Merger Sub or any other subsidiary of Parent at the time of exercise of the Top-Up Option, constitutes at least one share of the Company Common Stock more than 90% of the shares of the Company Common Stock that would be outstanding immediately after the issuance of all shares of the Company Common Stock to be issued upon exercise of the Top-Up Option (such shares of the Company Common Stock to be issued upon exercise of the Top-Up Option, the “Top-Up Shares”).

(b) The Top-Up Option shall be exercised by Merger Sub during the two-Business Day period following the time at which shares of the Company Common Stock are first accepted pursuant to the Offer, or if any subsequent offering period is provided, during the two-Business Day period following the expiration date of such subsequent offering period; provided that, notwithstanding anything in this Agreement to the contrary, the Top-Up Option shall not be exercisable (i) to the extent that the number of shares of the Company Common Stock issuable upon exercise of the Top-Up Option would exceed the number of authorized but unissued shares of the Company Common Stock that are not reserved or otherwise committed to be issued, (ii) if any Law or Judgment then in effect shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Shares, and (iii) unless Parent or Merger Sub has accepted for payment all shares of the Company Common Stock validly tendered in the Offer and not withdrawn. The Top-Up Option shall terminate upon the earlier to occur of (i) the Effective Time and (ii) termination of this Agreement in accordance with Article 9. The aggregate purchase price payable for the Top-Up Shares being purchased by Merger Sub pursuant to the Top-Up Option shall be determined by multiplying the number of such Top-Up Shares by the Offer Price, without interest. Such purchase price may be paid by Merger Sub, at its election, either (A) entirely in cash or (B) by paying in cash an amount equal to not less than the aggregate par value of such Top-Up Shares and by executing and delivering to the Company a promissory note having a principal amount equal to the balance of such purchase price. Any such promissory note shall be full recourse against Parent and Merger Sub, shall bear interest at the rate of three percent (3%) per annum, shall mature on the first (1st) anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty. Without the prior written consent of the Company, the right to exercise the Top-Up Option granted pursuant to this Agreement may be exercised only once and shall not be assigned by Merger Sub. Any attempted assignment in violation of this Section 1.3(b) shall be null and void.

(c) In the event that Merger Sub shall exercise the Top-Up Option, Merger Sub shall deliver to the Company written notice (the “Top-Up Notice”) setting forth (i) the number of Top-Up Shares that Merger Sub intends to purchase pursuant to the Top-Up Option, (ii) the manner in which Merger Sub intends to pay the applicable purchase price and (iii) the place and time at which the closing of the purchase of such Top-Up Shares by Merger Sub is to take place. The Top-Up Notice shall also include an undertaking signed by Parent and Merger Sub that, promptly following such exercise of the Top-Up Option, Merger Sub shall consummate the Merger in accordance with Section 253 of the DGCL as contemplated by Section 7.6(b). At the closing of the purchase of the Top-Up Shares, Parent and Merger Sub shall cause to be delivered to the Company the consideration required to be delivered in exchange for the Top-Up Shares, and the Company shall cause to be issued to Merger Sub the Top-Up Shares. The parties hereto agree to use their reasonable best efforts to cause the closing of the purchase of the Top-Up Shares to occur on the same day that the Top-Up Notice is deemed received by the Company pursuant to Section 10.2, and if not so consummated on such day, as promptly thereafter as possible. The parties hereto further agree to use their reasonable best efforts to cause the Merger to be consummated in accordance with Section 253 of the DGCL as contemplated by Section 7.6(b), subject to applicable Law, as close in time as possible to (including, to the extent possible, on the same day as) the issuance of the Top-Up Shares. Parent, Merger Sub and the Company shall cooperate to ensure that any issuance of the Top-Up Shares is accomplished in a manner consistent with all applicable Laws.

(d) Parent and Merger Sub understand that, if the Option is exercised, the Top-Up Shares will not be registered under the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”), and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Each of Parent and Merger Sub represents and warrants to the Company that Merger Sub is, and will be upon any exercise of the Top-Up Option, an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Each of Parent and Merger Sub represents, warrants and agrees that the Top-Up Option is being, and the Top-Up Shares will be, acquired by Merger Sub for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act. Any certificates evidencing Top-Up Shares shall include any legends required by applicable securities Laws.

(e) Notwithstanding anything to the contrary contained herein, each of Parent, Merger Sub and the Company agree and acknowledge that, in any appraisal proceeding under Section 262 of the DGCL with respect to Dissenting Shares, the Surviving Corporation shall not assert that the Top-Up Option, the Top-Up Shares or any cash or promissory note delivered by Merger Sub to the Company in payment for such Top-Up Shares should be considered in connection with the determination of the fair value of the Dissenting Shares in accordance with Section 262 of the DGCL.

1.4 Tender Agreements. Promptly following the public announcement of this Agreement, Company shall provide tender agreements (substantially in the form of the Tender Agreements) to up to ten (10) stockholders of the Company designated in writing by Parent and Merger Sub. Each of Parent, Merger Sub and Company shall request that such stockholders execute such tender agreements and make commercially reasonable efforts to effect such execution.

ARTICLE 2

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, in accordance with the DGCL, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall cease. The Company shall be the surviving corporation in the Merger (hereinafter referred to as the “Surviving Corporation”), and upon the effectiveness of the Merger, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article 3.

2.2 Effective Time of the Merger. Subject to the terms and conditions hereof, as soon as practicable following the Closing on the Closing Date, the Company and Parent will cause a certificate of merger (the “Certificate of Merger”) to be duly executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL and shall take all such reasonable further actions as may be required by Law to make the Merger effective. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the office of the Secretary of State of the State of Delaware or at such later date and time as Parent and the Company shall agree and specify in the Certificate of Merger (the “Effective Time”).

2.3 Closing. The closing of the Merger (the “Closing”) shall take place as promptly as practicable, but in no event later than 10:00 a.m. on the date that is the second (2nd) Business Day following the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article 8 (other than those conditions that, by their terms, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions at the Closing), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Holland & Knight LLP, 1600 Tysons Boulevard, Suite 700, McLean, Virginia 22102, unless another place is agreed to in writing by the parties hereto. The date on which the Closing actually takes place shall be referred to herein as the “Closing Date”.

2.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL with respect to the merger of domestic corporations.

2.5 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other actions are necessary, desirable or proper to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, the title to any property or rights of the Company acquired or to be acquired by reason of, or as a result of, the Merger, the Company agrees that the Surviving Corporation and its proper officers and directors shall and will execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized and directed in the name of the Company or otherwise to take any and all such actions.

ARTICLE 3

THE SURVIVING CORPORATION

3.1 Articles of Incorporation. The certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation after the Effective Time, until thereafter amended in accordance with its terms and as provided in the DGCL.

3.2 Bylaws. The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation after the Effective Time, and thereafter may be amended in accordance with its terms and as provided by the articles of incorporation of the Surviving Corporation and the DGCL.

3.3 Directors and Officers. The directors and officers of Merger Sub in office immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation as of the Effective Time, and thereafter such directors and officers shall serve in accordance with the bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. Immediately prior to the Effective Time, the directors of the Company shall resign and shall be entitled to all payments owed to them for service to the Company on or prior to the Closing.

ARTICLE 4

EFFECT OF THE MERGER

4.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, or any holder of any stock or other equity ownership interest of the Company, Parent or Merger Sub:

(a) Each share (each, a “Share” and collectively, the “Shares”) of the Company Common Stock outstanding immediately prior to the Effective Time (except as otherwise provided in Section 4.1(b) and Shares (“Dissenting Shares”) that are, as of immediately prior to the Effective Time, owned by stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn a demand for, or lost their right to, appraisal pursuant to Section 262 of the DGCL with respect to such Shares) shall be converted into the right to receive the highest price per share of the Company Common Stock paid pursuant to the Offer, in cash and without interest (the “Per Share Merger Consideration”). All such Shares, when so converted, no longer shall be outstanding and automatically shall be cancelled and retired and shall cease to exist, and each holder of a certificate evidencing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration therefor, subject to applicable withholding tax, upon the surrender of such certificate in accordance with Section 4.2.

(b) Each Share held in the treasury of the Company and each Share owned by Parent, Merger Sub or any subsidiary of Parent or the Company, if any, immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(c) At the Effective Time, by virtue of the Merger and without any action on the part of Parent as the sole stockholder of Merger Sub, each issued and outstanding share of common stock of Merger Sub shall be converted into one share of common stock of the Surviving Corporation.

4.2 Exchange of Certificates and Merger Consideration.

(a) No later than two (2) Business Days prior to the Effective Time, Parent will deposit, or cause to be deposited, with a bank or trust company designated by Parent (the “Exchange Agent”), for the benefit of the holders of Shares, the cash required to make payments in respect of the Merger consideration as required by this Article 4 (such cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent will, pursuant to irrevocable instructions, deliver the cash payments contemplated to be issued pursuant to Section 4.1 and 4.4 out of the Exchange Fund. The Exchange Fund will not be used for any other purpose.

(b) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time evidenced outstanding Shares (the “Certificates”), and whose Shares were converted into the right to receive the applicable Per Share Merger Consideration pursuant to Section 4.1, (i) a letter of transmittal (a “Letter of Transmittal”) which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Merger Consideration for each Share evidenced thereby. Upon surrender of Certificates for cancellation to the Exchange Agent, together with a duly executed Letter of Transmittal and such other documents as the Exchange Agent shall reasonably require, the holder of such Certificates shall be entitled to receive in exchange therefor the Per Share Merger Consideration for each Share formerly evidenced thereby, in accordance with Section 4.1, and the Certificates so surrendered shall be canceled. Until surrendered as provided in this Section 4.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration for each Share evidenced thereby. No interest will be paid or accrue on any amounts payable upon surrender of any Certificate.

(c) All Merger consideration paid upon exchange of the Shares in accordance with the terms hereof will be deemed to have been paid in full satisfaction of all rights pertaining to such Shares so exchanged.

(d) Any portion of the Exchange Fund that remains undistributed to the holders of Shares for six (6) months after the Effective Time will be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article 4 will thereafter look only to Parent for payments in respect of the applicable Merger consideration payable pursuant to this Agreement. Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

(e) None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates (or instruments for the Company Stock-Based Securities) shall not have been surrendered prior to two (2) years after the Effective Time (or immediately prior to such earlier date on which any of the Merger consideration would otherwise escheat or become the property of any Governmental Entity), any amounts payable in respect thereof shall, to the extent permitted by law, become the property of Parent, free and clear of all claims or interest on any person previously entitled thereto.

(f) Each of the Surviving Corporation and Parent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be. Any amounts deducted and withheld from the consideration otherwise payable pursuant to this Agreement shall be remitted by Parent or the Surviving Corporation to the appropriate Governmental Entity on a timely basis.

(g) If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger consideration payable with respect to the Shares evidenced by such Certificate.

4.3 Stock Transfer Books. At and after the Effective Time, holders of Certificates shall cease to have any rights as stockholders of the Company, except for the right to receive the Merger consideration pursuant to Section 4.1, without interest. All cash paid upon the surrender of the Certificates in accordance with this Article 4 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly evidenced by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares which were outstanding immediately prior to the Effective Time shall thereafter be made. If, after the Effective Time, subject to the terms and conditions of this Agreement, Certificates formerly evidencing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger consideration in accordance with this Article 4.

4.4 Treatment of Company Stock-Based Securities.

(a) The Company shall take all actions necessary or appropriate to provide that each outstanding option to purchase shares of Company Common Stock (a “Company Stock Option”) granted under any stock option plan, program or agreement to which the Company or any of its subsidiaries is a party (the “Company Stock Option Plans”) which is outstanding immediately prior to the Effective Time, whether or not then exercisable, shall either (i) be cancelled as of the Effective Time and the holder thereof shall be entitled only to the right to receive, without any interest thereon, an amount in cash payable at the time of cancellation of such Company Stock Option equal to the product of (A) the excess, if any, of (x) the Per Share Merger Consideration over (y) the per share exercise price of such Company Stock Option multiplied by (B) the number of shares of Company Common Stock subject to such Company Stock Option, whether or not then exercisable, or (ii) be terminated in accordance with the terms of the Company Stock Option Plan applicable to such Company Stock Option. Such cash payment shall be subject to and reduced by all applicable Taxes to be withheld in respect of such payment. The surrender of a Company Stock Option in exchange for the consideration contemplated by this Section 4.4(a) shall be deemed a release of any and all rights the holder had or may have had in respect thereof; provided, that for any Company Stock Option where no payment is required to be made under this Section 4.4(a) because such payment amount would be equal to or less than zero, such Company Stock Option will be cancelled and terminated at the Effective Time without any exercise thereof and no payment shall be made with respect thereto. The Company shall take all actions necessary to provide that, upon the Effective Time, (i) the Company Stock Option Plans and any similar plan or agreement of the Company shall be terminated, and (ii) no holder of any Company Stock Option will have any right to receive any shares of capital stock of the Company or, if applicable, the Surviving Corporation, upon exercise of any Company Stock Option.

(b) Parent and Merger Sub acknowledge that all outstanding restricted stock awards (the “Company Restricted Shares”) shall automatically become fully vested and free of any forfeiture restrictions at the Effective Time, and the Company will take all necessary action, including obtaining any required consents or amendments to the Company’s equity incentive plan, to permit holders of outstanding Company Restricted Shares to be treated in the Merger on the same terms and conditions as all other holders of unrestricted Shares.

(c) The Company shall take all actions necessary or appropriate to provide that each Company stock appreciation right (“Company SAR”) which is outstanding immediately prior to the Effective Time, whether or not then exercisable, shall either (i) be cancelled as of the Effective Time and the holder thereof shall be entitled only to the right to receive, without any interest thereon, an amount in cash payable at the time of cancellation of such Company SAR equal to the product of (i) the excess, if any, of (x) the Common Offer Price over (y) the per share exercise price of such Company SAR, multiplied by (ii) the number of shares of Company Common Stock subject to such Company SAR, whether or not then vested, or (ii) be terminated in accordance with the terms of the Company Stock Option Plan applicable to such Company SAR. Such cash payment shall be subject to and reduced by all Taxes to be withheld in respect of such payment. The surrender of a Company SAR in exchange for the consideration contemplated by this Section 4.4(c) shall be deemed a release of any and all rights the holder had or may have had in respect thereof.

(d) Simultaneously with the consummation of the Merger, Merger Sub shall pay to the Company an amount in cash equal to the aggregate amount of consideration to be paid by holders of Company Stock Options and Company SARs pursuant to this Section 4.4, and the Surviving Corporation shall cause such consideration to be paid to such holders promptly (in no event later than two (2) Business Days) following the Closing.

(e) The Company shall take all steps reasonably required to cause the transactions contemplated by this Section 4.4 by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 of the Exchange Act.

4.5 Dissenting Shares. No Person who, prior to the Effective Time, has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL with respect to any Dissenting Shares shall be entitled to receive the Per Share Merger Consideration with respect to such Dissenting Shares unless and until such Person shall have effectively withdrawn (in accordance with Section 262(k) of the DGCL) or lost such Person’s right to appraisal pursuant to the DGCL with respect to such Dissenting Shares. Unless and until a Dissenting Stockholder shall have effectively so withdrawn or lost such Dissenting Stockholder’s right to appraisal pursuant to the DGCL with respect to such Dissenting Shares, such Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to such Dissenting Shares. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to Company stockholders’ rights of appraisal and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal by Company stockholders under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as disclosed in (i) a registration statement, prospectus, report, form, schedule or definitive proxy statement filed since January 1, 2009 by the Company with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, and prior to the date hereof, or (ii) the disclosure schedule (the “Company Disclosure Schedule”) delivered by the Company to Parent prior to the execution of this Agreement (which letter sets forth items of disclosure with specific reference to the particular section or subsection of this Agreement to which the information in the Company Disclosure Schedule relates; provided, however, that any information set forth in one section of the Company Disclosure Schedule will be deemed to apply to each other section or subsection of this Agreement to which its relevance is reasonably apparent; provided, further, that, notwithstanding anything in this Agreement to the contrary, the inclusion of an item in such schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, or could have, a Material Adverse Effect), the Company represents and warrants to Parent and Merger Sub:

5.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is qualified to do business and is in good standing in each jurisdiction in which the assets and properties owned, leased and operated by it, or the nature of the business conducted by it, makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. True, accurate and complete copies of the Company’s Certificate of Incorporation and Bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been made available to Parent.

5.2 Capitalization.

(a) The authorized capital stock of the Company consists of 20,680,850 shares, of which 20,000,000 shares are designated Company Common Stock and 680,850 shares are designated preferred stock, par value $0.25 per share (the “Preferred Stock”) As of April 30, 2012: (i) 9,707,909 shares of Company Common Stock and no shares of Preferred Stock, were issued and outstanding; and (ii) 340,607 shares of Company Common Stock and no shares of Preferred Stock were held in treasury. All of such issued and outstanding shares are validly issued and are fully paid and nonassessable. No issued and outstanding shares of the Company’s capital stock are subject to a repurchase or redemption right or right of first refusal or condition of forfeiture in favor of the Company.

(b) Except as set forth on Section 5.2(b) of the Company Disclosure Schedule, there are no outstanding subscriptions, options, contracts, commitments, restrictions, stock appreciation rights, phantom stock, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the Company’s capital stock. There are no voting trusts, proxies or other agreements or understandings to which the Company is a party or is bound with respect to the voting of any shares of the Company’s capital stock. Section 5.2(b) of the Company Disclosure Schedule sets forth the number of shares of Company Common Stock issuable, as of the date of this Agreement, upon (i) the exercise of outstanding Company Stock Options, (ii) the vesting of outstanding Company Restricted Shares and (iii) the exercise of Company SARs. The Company Stock Options, Company Restricted Shares and Company SARs are collectively referred to as “Company Stock-Based Securities”. All shares of Company Common Stock issuable upon exercise of Company Stock Options or other Company Stock-Based

Securities have been duly reserved for issuance by the Company, and upon issuance of such shares of Company Common Stock in accordance with the terms of the applicable Company Plan or other arrangement, will be duly authorized, validly issued and fully paid and non-assessable and will not be subject to any preemptive or similar rights.

(c) Section 5.2(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all record holders of outstanding Company Stock-Based Securities, indicating with respect to each of the Company Stock-Based Securities, (i) the number of shares of Company Common Stock subject to such Company Stock-Based Securities (whether by exercise, conversion or vesting), held by each such record holder, (ii) the exercise or conversion price, date of issuance or grant and expiration date, if any, of such Company Stock-Based Securities, (iii) the particular Company Plan pursuant to which such Company Stock-Based Security was granted or issued, (iv) the applicable vesting schedule, and the extent to which such Company Stock-Based Security is vested and exercisable, as applicable, (v) with respect to Company Stock Options, whether such Company Stock Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option, (vi) whether the vesting of such Company Stock-Based Security, as applicable, would be accelerated, in whole or in part, as a result of the Transactions, alone or in combination with any termination of employment or other event, and (vii) whether the vesting of such Company Stock-Based Security, as applicable, would be accelerated, in whole or in part, as a result of any termination of employment. The Company has made available to Parent accurate and complete copies of all agreements evidencing Company Stock-Based Securities (and all relevant Company Plans), in each case as in effect on the date hereof, including all amendments thereto.

(d) As of the date hereof, (i) no bonds, debentures, notes or other indebtedness of the Company having the right to vote are issued or outstanding, and (ii) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of the Company’s capital stock or any equity securities of any Company Subsidiary.

5.3 Subsidiaries.

(a) For each Subsidiary of the Company, Section 5.3(a) of the Company Disclosure Schedule lists the name, jurisdiction of incorporation or organization, and each jurisdiction such Subsidiary is qualified to do business.

(b) Each Subsidiary of the Company is a corporation or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all corporate or limited liability powers, except where failure to be so incorporated or organized, validly existing or in good standing, or to have such corporate or limited liability powers would not have a Material Adverse Effect. Each Subsidiary of the Company is duly qualified to do business as a foreign corporation or limited liability company, and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not have a Material Adverse Effect. Other than its Subsidiaries, neither the Company nor any of the Subsidiaries beneficially owns or controls, directly or indirectly, five percent (5%) or more of any class of equity or similar securities of any corporation or other entity whether incorporated or unincorporated.

(c) All of the outstanding shares of capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Lien other than Liens specified in the organizational documents of such Subsidiary and other than any restrictions imposed under the Securities Act. Other than the outstanding shares of capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company that is owned by the Company, directly or indirectly through one or more Subsidiaries, there are no outstanding (i) shares of capital stock or other voting securities or ownership interests in any of the Company’s Subsidiaries, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any of the Company’s Subsidiaries or (iii) options or other rights by any Person other than the Company or any of its Subsidiaries to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any of the Company’s Subsidiaries.

5.4 Authority; Non-Contravention; Approval.

(a) The Company has full corporate power and authority to enter into this Agreement and, subject to the Company Stockholder Approval and the Required Statutory Approvals, to consummate the Transactions. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery thereof by Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles.

(b) Except as set forth on Section 5.4(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions do not (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination of, (iv) accelerate the performance required by the Company or any of its Subsidiaries under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Company under, or (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person under, any of the terms, conditions or provisions of (A) the respective charters or bylaws of the Company or any of its Subsidiaries, (B) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, Permit or license of any court or Governmental Entity applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than the Required Statutory Approvals, or (C) any note, bond, mortgage, indenture, deed of trust, license, franchise, Permit, concession, contract, lease, partnership agreement, joint venture agreement or other agreement to which the Company or any of its Subsidiaries is now a party except, with respect to clauses (B) and (C), such triggering of payments, Liens, encumbrances, filings, notices, Permits, authorizations, consents, approvals, violations, conflicts, breaches or defaults which would not (x) prevent or materially delay consummation of the Offer or the Merger, or (y) have a Material Adverse Effect.

(c) Except as set forth in Section 5.4(c) of the Company Disclosure Schedule, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions except for (i) (A) applicable requirements, if any, of the Securities Act, the Exchange Act, state securities or “blue sky” laws or the rules and regulations of the Nasdaq, (B) the Required Statutory Approvals, (C) the filing with the SEC of (1) the Offer Documents, (2) if required under applicable Law, the proxy statement relating to any Company Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), and other written communications that may be deemed “soliciting materials” under Rule 14a-12 of the Exchange Act and (3) any information statement (the “Information Statement”) required under Rule 14f-1 in connection with the Offer or (D) the filing of the appropriate merger documents as required by the DGCL, or (ii) where the failure to make such declaration, filings or registration or notifications to obtain such authorization, consents would not (x) prevent or materially delay consummation of the Transactions or (y) have a Material Adverse Effect

(d) The Company Board, at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement and the Transactions, (ii) determining that the terms of the Transactions are fair to and in the best interests of the stockholders of the Company, (iii) subject to Section 7.4(d) and (e), recommending that the holders of the Company Common Stock accept the Offer and tender their shares of the Company Common Stock pursuant to the Offer and (iv) recommending that the Company’s stockholders adopt this Agreement, if required by applicable Law. No “control share acquisition”, “fair price”, “moratorium” or other state takeover statute or similar Law applies or purports to apply with respect to this Agreement, the Offer, the Merger or any other Transaction.

(e) The affirmative vote of the holders of a majority of the total voting power of the outstanding Shares (the “Company Stockholder Approval”), if necessary, is the only vote of the holders of any Company equity securities necessary to approve the Merger.

5.5 SEC Matters.

(a) The Company has timely filed, within the time periods or extensions thereof prescribed under the Securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder, all forms, reports and other documents required to be filed by it with the SEC since January 1, 2009 (collectively, the “Company Reports”). As of their respective dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, as of the date so amended, supplemented or superseded), the Company Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in the Company Reports (including the related notes and schedules) fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and each of the consolidated statements of operations, cash flows and stockholders’ equity included in the Company Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of the Company and its Subsidiaries for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except, as may be indicated in the notes thereto and, in the case of unaudited statements, for normal year-end audit adjustments. The principal executive officer of the Company and the principal financial officer of the Company (and each former principal executive officer or principal financial officer of the Company) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC promulgated thereunder with respect to the Company Reports that were required to be accompanied by such certifications. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(b) The Company maintains disclosure controls and procedures and internal controls over financial reporting required by Rule 13a-15 or 15d-15 under the Exchange Act. Such controls and procedures are designed to provide reasonable assurance that all material information concerning the Company and its Subsidiaries required to be disclosed by the Company in the Company Reports is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents and such internal controls over financial reporting are effective to provide reasonable assurance to the Company’s management and the Company Board regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

5.6 Absence of Undisclosed Liabilities. The Company did not have at March 31, 2012, nor has it incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature required by GAAP to be set forth in a consolidated balance sheet of the Company or in the notes thereto, except (i) to the extent such liabilities or obligations are disclosed in the Company Reports filed with the SEC prior to the date hereof, (ii) such liabilities that have been discharged or paid in full prior to the date hereof, (iii) liabilities and obligations disclosed in any section of the Company Disclosure Schedule, or (iv) such liabilities or obligations that were incurred after September 30, 2011 in the ordinary course of business and consistent with past practices that would not reasonably expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any balance sheet partnership, join venture or any similar arrangements (including any Contract relating to any transaction or relationship between or among the Company and/or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose or limited purpose Person, on the other hand), or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act).

5.7 Absence of Certain Changes or Events. Except as disclosed in the Company Reports or as set forth in the Company Disclosure Schedule, since December 31, 2011, (i) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice, and (ii) there has not been a Material Adverse Effect.

5.8 Litigation. Except as set forth in Section 5.8 of the Company Disclosure Schedule, there are no (i) claims, suits, actions or proceedings pending against the Company or any of its Subsidiaries, or (ii) to the knowledge of the Company, threatened claims, suits, actions or proceedings against the Company or any of its Subsidiaries, in each case which would have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, which would have a Material Adverse Effect. The parties acknowledge and agree that, for all purposes of this Agreement, no party makes any representation or warranty regarding the effect of the antitrust laws on such party’s ability to execute, deliver or perform its obligations under this Agreement or to consummate the Merger as a result of the enactment, promulgation, application, or threatened or actual judicial or administrative investigation or litigation under, or enforcement of, any antitrust law with respect to the consummation of the Merger.

5.9 No Violation of Law. Neither the Company nor any of its Subsidiaries is in violation of or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment of any Governmental Entity except for violations that would not have a Material Adverse Effect.

5.10 Permits. The Company and its Subsidiaries have all permits, licenses, approvals and authorizations (collectively, “Permits”) of all Governmental Entities required by the Company and its Subsidiaries to own and operate their respective assets and carry on their respective businesses as currently conducted, except where the failure to obtain, have and maintain such Permits, or the suspension or cancellation of any of the Permits, would not have a Material Adverse Effect.

5.11 Compliance with Agreements. Neither the Company nor any of its Subsidiaries is in breach or violation of, or in default in the performance or observance of, any term or provision of, and no event has occurred which, with lapse of time or action by a third party, would result in a default under, any Material Contract except for such breach, violation, default or event that would not have a Material Adverse Effect, and the Company has not received any written notice of any such breach, violation, default or event. To the knowledge of the Company, there exists no breach, violation, default in performance or obligation by any other party to any Material Contract, except for such breach, violation or default would not have a Material Adverse Effect.

5.12 Taxes. Except as set forth in Section 5.12 of the Company Disclosure Schedule, the Company and its Subsidiaries have (i) duly filed with the appropriate Governmental Entities all material Tax Returns required to be filed, and such filed Tax Returns are correct and complete in all material respects, (ii) duly paid in full or made adequate provision for the payment of all Taxes for all periods at or prior to December 31, 2011 and (iii) duly withheld and paid all Taxes required by applicable law to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party. No material written claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The liabilities and reserves for Taxes reflected in the balance sheet included in the Company Reports are adequate to cover all material Taxes of the Company and its Subsidiaries for all periods ending at or prior to the date of such balance sheet and there are no material Liens for Taxes upon any property or asset of either of the Company or any of its Subsidiaries, except for Liens for Taxes not yet due. No audit or administrative or judicial Tax proceeding is pending or being conducted with respect to the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary has received any written notice indicating an intent to open an audit or other review, a request for information related to Tax matters, or notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed. The Company has made available to Parent correct and complete copies of all federal income Tax Returns filed prior to the date hereof for the years 2008 through 2011 and for all other open years. Neither the Company nor any of its Subsidiaries has any request for a material ruling in respect of Taxes pending before any Governmental Entity. Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with or, pursuant to Treasury Regulation section 1.1502-6, is liable for the Taxes of, any entity that is not, directly or indirectly, the Company or a wholly owned Subsidiary of the Company. Neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five (5) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable. Neither the Company nor any Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or would result, whether as a result of the Merger or the Transactions, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code Section 280G or (ii) any amount that will not be fully deductible as a result of Code Section 162(m).

5.13 Employee Benefit Plans; ERISA.

(a) Section 5.13(a) of the Company Disclosure Schedule lists (i) each plan, program, arrangement, practice and policy, whether formal or informal, funded or unfunded, written or oral, under which any current or former officer, employee or director of the Company or a Subsidiary of the Company has any right to employment, to purchase or receive any stock or other securities of the Company or a Subsidiary of the Company or to receive any compensation (whether in the form of cash or stock or otherwise) or benefits of any kind or description whatsoever in any material amount or under which the Company or a Subsidiary of the Company has any material liability, and (ii) each employee benefit plan within the meaning set forth in Section 3(3) of ERISA under which the Company or a Subsidiary has any liability (collectively, the “Company Plans”). Section 5.13(a) of the Company Disclosure Schedule identifies the Company Plans pursuant to which Company Stock Options may be granted.

(b) The Company has made available to Parent (i) a current, complete and accurate copy of each Company Plan which is set forth in writing (and any related trust, insurance contract or other funding arrangement) and a written summary of each Company Plan which is not set forth in writing, and (ii) a copy of the three (3) most recent Annual Reports (Form 5500) and all related exhibits and reports for each Company Plan which is subject to ERISA.

(c) No Company Plan is subject to Title IV of ERISA or Section 412 of the Code, and no Company Plan is a multiemployer plan within the meaning of Section 414(f) of the Code or a plan described in Section 413(c) of the Code. Neither the Company nor any Subsidiary of the Company has any material liability under Title IV of ERISA.

(d) There have been no prohibited transactions within the meaning of Section 406 or Section 407 of ERISA or Section 4975 of the Code with respect to any of the Company Plans that could result in material penalties, taxes, liabilities or indemnification obligations, and there has been no other event with respect to any Company Plan that could result in any material liability for the Company or any Subsidiary related to any excise Taxes under the Code or to any liabilities under ERISA.

(e) Each Company Plan which is intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service, has pending an application for such a determination letter from the Internal Revenue Service or is entitled to rely on a prototype plan opinion letter, and the Company is not aware of any reason likely to result in the revocation of any such letter or in the Internal Revenue Service declining to issue a favorable determination letter on a pending application. The Company has provided to Parent a copy of the most recent Internal Revenue Service favorable determination or opinion letter with respect to each such Company Plan or a copy of the application to the Internal Revenue Service, as applicable.

(f) Each Company Plan has been established, maintained and administered in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

(g) Except as set forth on Section 5.14(g) of the Company Disclosure Schedule, the consummation of the Transactions will not (either alone or together with any other event, including, any termination of employment) entitle any current or former officer, employee, director or other independent contractor of the Company or a Subsidiary to any change in control payment or benefit, transaction bonus or similar benefit or severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Plan.

(h) Neither the Company nor any Subsidiary has any liability in respect of post-retirement health, medical or life insurance benefits for any current or former officer, employee, director or independent contractor except as required to avoid excise Tax under Section 4980B of the Code.

(i) All contributions and other payment due from the Company or any Subsidiary with respect to each Company Plan have been made or paid in full or are shown in the Company Reports, and all of the assets which have been set aside in a trust, escrow account or insurance company separate account to satisfy any obligations under any Company Plan are shown on the books and records of each such trust or account at their current fair market value as of the most recent valuation date for such trust or account, and the fair market value of all such assets as of each such valuation date equals or exceeds the present value of any obligation under any Company Plan.

(j) There are no pending or, to the knowledge of the Company, threatened claims with respect to a Company Plan (other than routine and reasonable claims for benefits made in the ordinary course of the plan’s operations) or with respect to the terms and conditions of employment or termination of employment of any current or former officer, employee or independent contractor of the Company or a Subsidiary, which claims could reasonably be expected to result in any material liability to the Company or a Subsidiary, and no audit by any domestic or foreign governmental or other law enforcement agency is pending or, to the knowledge of the Company, has been proposed with respect to any Company Plan.

(k) Each Person who performs, or has performed, services for the Company or a Subsidiary as an employee or as an independent contractor is, or has been, properly classified as an employee or as an independent contractor, except where failure to properly classify such Person(s) would not have a Material Adverse Effect.

(l) Vesting for options which are outstanding under Company Stock Option Plans, including accelerated vesting which will occur at the Effective Time, has been effected in accordance with the terms of the plans and with all applicable laws, and the interests in or shares available for issuance under each such Company Stock Option Plan are properly registered pursuant to the Securities Act on a Form S-8.

(m) Section 5.13(m) of the Company Disclosure Schedule sets forth a list of all severance plans or policies maintained by the Company or any Subsidiary of the Company.

5.14 Labor; Employment Matters.

(a) Neither the Company nor any Subsidiary of the Company is a party to any collective bargaining agreement or other contract or agreement with any group of employees, labor organization or other representative of any of the employees of the Company or any Subsidiary and, to the knowledge of the Company, there are no organizational efforts presently being made involving any of the employees of the Company or its Subsidiaries. To the Company’s knowledge, no executive or key employee or group of employees of the Company has any plan to terminate his or her employment with the Company or has threatened to do so. The Company and its Subsidiaries have complied in all material respects with all laws relating to employment and labor, including, any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar Taxes. No person has asserted that the Company or any of its Subsidiaries is liable for any arrears of wages or any Taxes or penalties for failure to comply with any of such laws.

(b) Section 5.14(b) of the Company Disclosure Schedule sets forth a list of all employees of the Company and its Subsidiaries as of the date hereof showing for each as of the date hereof (i) the employee’s name, (ii) job title or description, (iii) salary level (including any bonus or deferred compensation arrangements other than arrangements under which payments are at the discretion of the Company) and (iv) any bonus, commission or other remuneration other than salary paid during the Company’s last fiscal year. Except as set forth on Section 5.14(b) of the Company Disclosure Schedule, none of such employees is a party to a written employment agreement or contract with the Company or any Subsidiary for a specified length of time and each is employed “at will.”

5.15 Real Estate. Neither the Company nor any Subsidiary of the Company owns real property as of the date of this Agreement. Section 5.15 of the Company Disclosure Schedule sets forth the address of all real property in which the Company or any Subsidiary holds a leasehold or subleasehold estate (the “Leased Real Property”, and the leases or subleases for such Leased Real Property being referred to as the “Leases”). The Company has made available to Parent a true and complete copy of each of the Leases. Each Lease creates a valid leasehold interest in the Leased Real Property to which it applies and is in full force and effect in all respects and the Company or any Subsidiary is entitled to the benefit of such Lease in accordance with its terms, with such exceptions as are not material and do not interfere with the use of the such premises or Company’s rights or obligations under the Leases or with respect to the Leased Real Property. To the Company’s knowledge, no breach or default exists under any of the Leases and no event has occurred which either entitles, or would, on notice or lapse of time or both, entitle any other party to any Lease to terminate such Lease prior to its scheduled term. Section 5.15 of the Company Disclosure Schedule sets forth any consents, waivers or other approvals required to be obtained by the Company as a result of the consummation of the Merger so that the Leases will continue in accordance with their terms following the Merger.

5.16 Environmental Matters.

(a) The Company and its Subsidiaries have conducted their businesses in compliance with all Environmental Laws, including having all Permits, licenses and other approvals and authorizations necessary for the operation of their businesses as presently conducted. In the past five (5) years, the Company and its Subsidiaries have not received any written notices, demand letters or written requests for information from any Governmental Entity indicating that the Company or any of its Subsidiaries may be in material violation of, or liable in any material respect under, any Environmental Law. There are no, and have not been any, civil, criminal or administrative Action pending or, threatened in writing against the Company or any of its Subsidiaries relating to any violation of or liability under, or alleged violation of or liability under, any Environmental Law. Neither the Company nor any of its Subsidiaries has disposed of Hazardous Substances at a location that requires remediation under Environmental Laws. There has been no Release of Hazardous Substances at any property currently operated by the Company or its Subsidiaries, nor has there been a Release of Hazardous Substances at any property formerly owned or operated by the Company or its Subsidiaries during the period of such ownership or operation. No representation or warranty is made in this Section 5.16(a) with respect to matters that would not have a Material Adverse Effect.

(b) To the knowledge of the Company, in the past five (5) years there has been no environmental investigation, study, audit, test, review or other analysis conducted by or on behalf of the Company or any of its Subsidiaries in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries.

5.17 Contracts and Commitments; Suppliers and Customers.

(a) Except as disclosed in or attached as exhibits to the Company Reports and except for Classified Contracts, Section 5.17(a) of the Company Disclosure Schedule lists each of the following written contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which the Company or any of its Subsidiaries is a party affecting the obligations of any party thereunder) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound (each such agreement and contract, and each “material contract” filed as an exhibit to the Company Reports, a “Material Contract”):

(i) any agreement or indenture relating to the borrowing of money or any guarantee of any such borrowing which involves more than $100,000 or relating to any interest rate, currency or commodity derivatives or hedging transactions;

(ii) any partnership, limited liability company agreement, joint venture, profit-sharing or similar agreement entered into with any Person other than the Company or any of its Subsidiaries;

(iii) any indemnification agreement entered into by and between the Company and any director or officer of the Company (other than the Company’s Certificate of Incorporation and Bylaws);

(iv) any agreement for the acquisition, merger or sale or similar transaction involving any business of the Company or any of its Subsidiaries (A) for aggregate consideration under such agreement in excess of $200,000, and (B) that has continuing indemnification, “earn-out” or other contingent payment obligations by the Company that would reasonably be expected to result in payments in excess of $200,000;

(v) any collective bargaining agreements, memoranda or understanding, settlements or other labor agreements with any union or labor organization applicable to the Company, its Affiliates or their employees;

(vi) any Contract that obligates the Company or its Subsidiaries to make any capital commitment or expenditure in excess of $200,000;

(vii) any employment, severance or other similar agreement which contains a change of control or “golden parachute” provision or that otherwise provides for base salary or base compensation in any fiscal year that is equal to or greater than $200,000;

(viii) any agreement which is performed (in whole or in part) outside of the United States, where a party that is a natural person to the agreement is not a United States citizen, or where all or a portion of the agreement is subcontracted to a natural person that is not a United States citizen; and

(ix) any other agreement to which the Company or any of its Subsidiaries is a party or by which they or any of their assets are bound and which involves consideration or other obligations in excess of $200,000 annually: and

(x) any Contract that is or would be required to be filed by the Company as a “Material Contract” with the SEC pursuant to Item 601(b)(iv) of Regulation S-K or disclosed by the Company in a Current Report on Form 8-K.

(b) Notwithstanding anything in this Section 5.17, the term “Material Contract” shall not include any agreement or arrangement that (i) is terminable upon ninety (90) days’ or less notice without a penalty or premium (other than a Government Contract or Government Bid), (ii) will be fully performed or satisfied or will expire as of or prior to Closing or (iii) is solely between the Company and one or more of its Subsidiaries or is solely between the Company’s Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party, has received written notice within the last twelve (12) months that it is in violation or breach of or in default (nor, to the knowledge of the Company, does there exist any condition which upon the passage of time or the giving of notice would result in a violation or breach of, or constitute a default under, or give rise to any right of termination, cancellation, acceleration or loss of benefits, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries) under any Material Contract, except for violations, breaches or defaults that would not have a Material Adverse Effect.

5.18 Intellectual Property Rights.

(a) Section 5.18(a)(i) of the Company Disclosure Schedule sets forth all United States and foreign patents and patent applications, trademark and service mark registrations and applications, internet domain name registrations and applications and copyright (and mask works) registrations and applications owned by the Company and its Subsidiaries, specifying as to each item, as applicable (i) the nature of the item, including the title, (ii) the applicant or owner(s) of the item, (iii) the jurisdiction in which the item is issued or registered or in which an application for issuance or registration has been filed, (iv) the issuance, registration or application numbers and dates, and (v) any assignor or assignee, if applicable. Section 5.18(a)(ii) of the Company Disclosure Schedule sets forth all material licenses, sublicenses and other agreements or permissions under which the Company or any of its Subsidiaries is a licensee or distributor of or otherwise is authorized to use any Intellectual Property Rights of a third party or under which the Company or any of its Subsidiaries otherwise obtains Intellectual Property Rights necessary to the business of the Company or any of its Subsidiaries (other than shrink wrap licenses or other similar licenses for commercial off-the-shelf software with a license fee of $5,000 or less which are not required to be listed).

(b) The Company and its Subsidiaries own all right, title and interest in, free of all Liens, or have valid and enforceable rights, by license, sublicense, agreement or other permission to, all of the Intellectual Property Rights that are currently used in the conduct of the Company’s or any of its Subsidiaries’ businesses, without obligation to pay any royalty, material license fee, or other consideration. No Action (whether civil, criminal, administrative, investigative or informal) has commenced, been brought or heard by or before any Governmental Entity or arbitrator, is pending or is threatened in writing by any third Person, in which the Company or any of its Subsidiaries is a party with respect to any Intellectual Property Rights owned, licensed, distributed or used by the Company or any of its Subsidiaries in their respective businesses as conducted in the past or as currently conducted (“Company IP Claim”), including any Company IP Claim that alleges that the operation of any such businesses infringes, misappropriates, impairs, dilutes or otherwise violates the rights of any Person, and there are no grounds for the same, and the Company and its Subsidiaries are not subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement, or other dispute involving any third Person’s Intellectual Property Rights. To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Intellectual Property Rights owned by the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has brought or threatened any Company IP Claims against any Person that remain unresolved.

(c) The Company has made commercially reasonable efforts to maintain and protect the Intellectual Property Rights owned by the Company and its Subsidiaries. Without limiting the preceding sentence, the Company has implemented a policy requiring each current employee, consultant and contractor who developed any part of any item covered by material Intellectual Property Rights on behalf of the Company or its Subsidiaries, either (i) to be a party to an agreement that conveys or obligates such Person to convey to the Company or its Subsidiaries any and all right, title and interest in and to all Intellectual Property Rights developed by such Persons in connection with such Person’s employment or engagement on behalf of the Company or its Subsidiaries, (ii) as to works created in the course of such Person’s employment with or engagement on behalf of the Company or its Subsidiaries, to execute an agreement acknowledging that the works are “works for hire” or otherwise assigning to the Company or its Subsidiaries all rights, title and interest in such works, or (iii) otherwise has by operation of law vested in the Company or its Subsidiaries any and all right, title and interest in and to all such Intellectual Property Rights developed by such Persons in connection with such Person’s employment with, or engagement on behalf of the Company or its Subsidiaries.

(d) For purposes of this Agreement, “Intellectual Property Rights” means any or all rights in, arising out of or associated with any of the following: (i) all United States, international and foreign patents and patent applications (including all reissues, reexaminations, divisionals, renewals, extensions, provisionals, continuations, continuations-in-part, patent disclosures, mask works and integrated circuit topographies) and all equivalents thereof; (ii) all computer software (including source and object code) and related documentation, confidential information, trade secrets, inventions (whether patentable or not), business information, customer lists, know how, show how, technology and all documentation relating to any of the foregoing; (iii) all United States and foreign copyrights, copyright registrations and applications therefor in both published and unpublished works; (iv) all United States and foreign trademarks and service marks (whether or not registered), trade names, designs, logos, slogans and general intangibles of like nature, together with all goodwill appurtenant thereto, and applications for registration of any of the foregoing; and (v) Internet domain name registrations and applications therefor.

5.19 Anti-takeover Law Inapplicable. The Company Board has approved this Agreement and the Transactions, and such approval is sufficient to render inapplicable to the Transactions any anti-takeover restrictions contained in any anti-takeover or similar statute or regulation of any jurisdiction which applies or purports to apply to any such transactions. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation, is, or at the Effective Time would be, applicable to the Shares or the Transactions.

5.20 Government Contracts.

(a) Lists of Current Government Contracts and Current Government Bids.

(i) Section 5.20(a)(i) of the Company Disclosure Schedule sets forth as of the date hereof a current, complete and accurate list of each Government Contract the period of performance of which has not yet expired or been terminated (collectively, the “Current Government Contracts”), and with respect to each such listed Current Government Contract, lists (i) the contract name/number, (ii) the Company’s internal project code number, (iii) the contract award date, (iv) the customer and/or prime contractor, (iv) the customer’s contract or order number, and (v) the period of performance. To Company’s knowledge, each Current Government Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms against the Company. To Company’s knowledge, each Current Government Contract was awarded in compliance with applicable Law. The Company has not received written notice that any Current Government Contract is the subject of bid or award protest proceedings and, to Company’s Knowledge, no bid or award protest concerning such Current Government Contract has been, will be or is likely to be filed. The Company has made available to Parent complete and correct copies of each Current Government Contract which Parent has specifically requested (by individual contract) in writing.

(ii) Section 5.20(a)(ii) of the Company Disclosure Schedule sets forth a current, complete and accurate list of each Government Bid for which the Company has submitted a proposal and for which an award has not been issued (collectively, the “Current Government Bids”) and with respect to each such Current Government Bid, lists (i) the request for proposal number/bid title, (ii) the customer agency and/or prime contractor and (iii) the award date as currently provided in writing by the customer agency and/or prime contractor. The Company has made available to Purchaser complete and correct copies of all Current Government Bids which Parent has specifically requested (by individual bid) in writing.

(b) Except as set forth on Section 5.20(b) of the Company Disclosure Schedule, with respect to any Government Contracts, as of the date of this Agreement there is no (i) civil fraud or criminal investigation by any Governmental Entity, (ii) any suspension or debarment proceeding (or equivalent proceeding) against the Company or any of its Subsidiaries, (iii) request by a Governmental Entity for a contract price adjustment based on a claimed disallowance by an applicable Governmental Entity or claim of defective pricing in excess of $200,000, (iv) dispute between the Company or any of its Subsidiaries and a Governmental Entity which, since December 31, 2009, has resulted in a government contracting officer’s final decision where the amount in controversy exceeds or is expected to exceed $200,000, or (v) any claim or request for equitable adjustment by the Company or any of its Subsidiaries against a Governmental Entity in excess of $200,000.

(c) No termination for default or convenience, cure notice, or show cause notice has been issued by any Governmental Entity or by any prime contractor or subcontractor, in writing, with respect to performance by the Company or any of its Subsidiaries as a subcontractor of any portion of the obligation of a Government Contract which would have a Material Adverse Effect.

(d) The Company and its Subsidiaries have complied with all material terms and conditions of any Government Contracts, except where any failure to so comply would not have a Material Adverse Effect.

(e) As of the date hereof, neither the Company nor any of its Subsidiaries has any outstanding Current Government Bid that, if accepted or awarded, is expected to result in a loss (after application of all customer credits, incentive programs and/or incentive payments, including without limitation any sales volume achievement incentive) in excess of $500,000 to the Company or its Subsidiaries (or, after the Merger, Parent or its Subsidiaries). None of the Company and its Subsidiaries is a party to any Current Government Contract which is expected to result in a loss in excess of $500,000 to the Company or its Subsidiaries.

(f) Except as set forth on Section 5.20(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor any of their respective directors or officers, are or for the last five (5) years have been debarred or suspended from participation in the award of contracts with any Governmental Entity (it being understood that debarment and suspension does not include ineligibility to bid for certain contracts due to generally applicable bidding requirements).

(g) Except as set forth on Section 5.20(g) of the Company Disclosure Schedule, to the knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any director, officer, agent or employee of the Company or any of its Subsidiaries, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment or offered anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (iii) made any other unlawful payment, or (iv) violated any applicable money laundering or anti-terrorism law or regulation, nor have any of them otherwise taken any action which would cause the Company or any of its Subsidiaries to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law of similar effect.

(h) The Company and its Subsidiaries are in compliance in all material respects with all statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (ITAR) (22 C.F.R. 120 et seq.), the Export Administration Regulations (15 C.F.R. 730 et seq.) and associated executive orders, and the laws implemented by the Office of Foreign Assets Controls, United States Department of the Treasury (collectively, the “Export Control Laws”). Neither the Company nor its Subsidiaries has received any written communication alleging that it is not in compliance with the Export Control Laws.

5.21 Advisors’ Fees. Except for Raymond James & Associates, Inc. (the “Company Financial Advisor”) and Stout Risius Ross, Inc. (the “Fairness Opinion Provider”), there is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries that is entitled to any fee from the Company or any of its Subsidiaries (including, after the consummation of the Merger, from Parent or Merger Sub) in connection with the consummation of the Transactions.

5.22 Opinion of Financial Advisor. Each of the Company Financial Advisor and the Fairness Opinion Provider has rendered to the Company Board (and in the case of the Fairness Opinion Provider, the Special Committee) its opinion to the effect that, as of the date of this Agreement, the consideration to be received pursuant to the Offer and the Merger by the Company’s stockholders is fair, from a financial point of view, to such stockholders, subject to the qualifications and assumptions contained therein. The Company has been advised that each of the Company Financial Advisor and the Fairness Opinion Provider will permit the inclusion of its respective opinion in its entirety and, subject to prior review and consent by the Company Financial Advisor and the Fairness Opinion Provider, as applicable, a reference to its opinion in the Proxy Statement, if any, and the Schedule 14D-9.

5.23 Certain Loans and Other Transactions. The Company does not have outstanding, and has not arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act. Except for the Material Contracts or as set forth in the Company Reports, no officer or director of the Company or any of its Subsidiaries nor any member of any such individual’s immediate family (whether directly or, to the Company’s knowledge, indirectly through an Affiliate of such Person) is presently, or within the past one (1) year has been, a party to any transaction or contract with the Company or any of its Subsidiaries.

5.24 Insurance. Section 5.24 of the Company Disclosure Schedule sets forth all insurance policies maintained by the Company and its Subsidiaries (the “Company Insurance Policies”). All of the Company Insurance Policies are in full force and effect. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination of any of the Company Insurance Policies. No written notice of cancellation or termination has been received by the Company with respect to any such Company Insurance Policy other than as is customary in connection with renewals of existing Company Insurance Policies.

5.25 No Other Representations and Warranties. Except for the representations and warranties contained in this Article 5 (as modified by the Company Disclosure Schedule), neither the Company, nor any other Person (i) makes any representation or warranty, express or implied, as to condition, merchantability, suitability or fitness for a particular purpose of any of the assets used in the business or held by the Company or any of its Subsidiaries, or (ii) makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, any of its Subsidiaries or the business conducted by the Company or any of its Subsidiaries, in each case except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Company Disclosure Schedule. Except for the representations and warranties contained in this Article 5 (as modified by the Company Disclosure Schedule), the Company disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Parent, Merger Sub or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to Parent, Merger Sub or their respective Representatives by the Company or any of its Representatives).

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure schedule (the “Parent Disclosure Schedule”) delivered by Parent to the Company prior to the execution of this Agreement (which letter sets forth items of disclosure with specific reference to the particular section or subsection of this Agreement to which the information in the Parent Disclosure Schedule relates, provided, however, that any information set forth in one section of the Parent Disclosure Schedule will be deemed to apply to each other section or subsection of this Agreement to which its relevance is reasonably apparent; provided, further, that, notwithstanding anything in this Agreement to the contrary, the inclusion of an item in such schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Parent Material Adverse Effect), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

6.1 Organization and Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not prevent or delay the consummation of the Transactions.

6.2 Authority; Non-Contravention; Approvals.

(a) Parent and Merger Sub have full corporate power and authority to enter into this Agreement and, subject to the Required Statutory Approvals, to consummate the Transactions. This Agreement and the Transactions have been approved by the respective boards of directors of Parent and Merger Sub and by Parent as the sole stockholder of Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the Company, constitutes a valid and legally binding agreement of Parent and Merger Sub enforceable against each of them in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles.

(b) The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Transactions do not (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination of, (iv) accelerate the performance required by Parent or any of its Affiliates under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, or (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person under, any of the terms, conditions or provisions of (A) the respective charters, bylaws, partnership agreements, trust declarations, or other similar organizational instruments of Parent or any of its Subsidiaries, (B) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or Governmental Entity applicable to Parent or any of its Affiliates or any of their respective properties or assets, or (C) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease, partnership agreement, joint venture agreement or other instrument, obligation or agreement of any kind to which Parent or any of its Affiliates is now a party or by which Parent or any of its Affiliates or any of their respective properties or assets may be bound or affected, except with respect to clauses (B) and (C), such triggering of payments, Liens, encumbrances, filings, notices, Permits, authorizations, consents, approvals, violations, conflicts, breaches or defaults which would not prevent or delay the consummation of the Transactions.

(c) Except for the filing of the Required Statutory Approvals, and except as would not have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under this Agreement, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Entity is necessary for the execution or delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Merger and the Transactions other than (i) the Required Statutory Approvals, (ii) the filing with the SEC of (A) the Offer Documents and (B) such reports under Sections 13 and 16 of the Exchange Act as may be required in connection with this Agreement and the Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iv) such filings as may be required under the rules and regulations of the Nasdaq.

6.3 Litigation. There are no (i) claims, suits, actions or proceedings pending against Parent or any of its Affiliates, or (ii) to the knowledge of the Parent, threatened claims, suits, actions or proceedings against Parent or any of its Affiliates, in each case which, would prevent or delay the consummation of the Transactions. Neither Parent nor any of its Affiliates is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, which would prevent or delay the consummation of the Transactions.

6.4 Financing Arrangement. Parent has, and will have on or prior to (i) the Acceptance Time, and (ii) the Effective Time, as the case may be, and will make available to Merger Sub (or cause to be made available) on or prior to such time(s), as the case may be, the funds necessary to consummate the Transactions on the terms contemplated by this Agreement.

6.5 Parent Information. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (i) the Offer Documents or the Schedule 14D-9 will, at the time that such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company or any of its Representatives for inclusion or incorporation by reference therein.

6.6 Advisors’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Affiliates who might be entitled to any fee from Parent or any of its Affiliates in connection with the consummation of the Transactions.

6.7 Merger Sub. True and complete copies of the constituent documents of Merger Sub, each as in effect as of the date of this Agreement, have previously been made available to the Company. The authorized capital stock of Merger Sub, as of the date hereof, consists of 1,000,000 shares of which 100,000 shares are issued and outstanding. Parent is the legal and beneficial owner of all of the issued and outstanding shares of Merger Sub. Merger Sub was recently formed by Parent solely for the purpose of engaging in the Transactions. Except as contemplated by this Agreement, Merger Sub does not hold, and has not held, any material assets or incurred any material liabilities, and has not carried on any business activities other than those contemplated by this Agreement.

6.8 Ownership of Capital Stock. Except for 213,538 shares of Company Common Stock owned by Parent, neither Parent nor any Affiliate, officer, owner or director of either Parent or Merger Sub own any Company Common Stock or other securities of the Company or any of the Company’s Subsidiaries.

6.9 Other Agreements or Understandings. Parent has disclosed to the Company all contracts, arrangements or understandings (and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Parent or any Affiliate of Parent, on the one hand, and any officer or director of the Company or any person that owns five percent (5%) or more of the shares of the Company’s capital stock, on the other hand.

6.10 Foreign Ownership. Neither Parent, Merger Sub nor any person who, directly or indirectly, owns five percent (5%) or more beneficial interest in Parent is a foreign person as defined by 31 C.F.R. §800.216 or 22 C.F.R. §120.16.

6.11 No Other Representations and Warranties. Neither Parent, Merger Sub, nor any other Person makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Parent or Merger Sub, in each case, except as expressly set forth in this Article 6 (as modified by the Parent Disclosure Schedule) or as and to the extent required by this Agreement to be set forth in the Parent Disclosure Schedule.

ARTICLE 7

COVENANTS

7.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of (x) the Effective Time or (y) the date nominees of Parent or Merger Sub constitute a majority of the members of the Company Board (such earlier time, the “Control Time”), except as required, permitted or expressly contemplated by this Agreement and except as specifically set forth in the Company Disclosure Schedule and the Parent Disclosure Schedule, as applicable, each of the Company and Parent will, and will cause each of its respective Subsidiaries to (i) conduct its business in the ordinary course and in accordance with past practices in all material respects, and (ii) take no action that would prohibit or materially impair or delay the ability of either the Company or Parent or any of their respective Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the Transactions or to consummate the Transactions. During the period from the date of this Agreement to the Control Time, except as expressly contemplated or permitted by this Agreement and except as specifically set forth in the Company Disclosure Schedule, the Company will, and will cause its Subsidiaries to, use its commercially reasonable efforts to maintain and preserve intact its business organization, assets (including Company Cash) and material business relationships and retain the services of its officers and key employees.

7.2 Company Forbearances. During the period from the date of this Agreement to the earlier to occur of the Control Time and the Effective Time, except as set forth in Section 7.2 of the Company

Disclosure Schedule and except as required by law or as required, permitted or contemplated by this Agreement, the Company will not, and will not permit any of its Subsidiaries to, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that consent of Parent shall be deemed to have been given if Parent does not object within five (5) Business Days from the date on which request for such consent is provided by the Company to Parent:

(a) (i) amend or propose to amend its Certificate of Incorporation or Bylaws (or other organizational documents), (ii) split, combine or reclassify its outstanding capital stock, or (iii) declare, set aside or pay any dividend or distribution payable in stock or property with respect to its outstanding capital stock;

(b) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of its or its Subsidiaries’ capital stock, or any debt or equity securities convertible into, exchangeable for or exercisable for such capital stock, or enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing, except the issuance of Shares pursuant to the vesting, exercise or conversion of Company Stock-Based Securities.

(c) (i) incur or become contingently liable with respect to any indebtedness for borrowed money above the limits set forth in the Company’s agreements with respect to indebtedness in effect as of the date hereof, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, except for Company Stock Options or Company SARs for an amount equal to the applicable Merger consideration under Section 4.4, or in connection with the vesting of the Company Restricted Shares, (iii) make capital expenditures in an aggregate amount exceeding $500,000.00 or enter into leases for equipment or other capital assets in an aggregate amount exceeding $500,000.00 (iv) sell, pledge, dispose of or encumber any material assets or businesses other than in the ordinary course of business, (v) loan, advance funds or make any investment in or capital contribution to any other Person outside the ordinary course of business other than to any wholly-owned Subsidiary, (vi) discharge or satisfy any Lien or pay any obligation or liability (whether accrued, absolute, contingent or otherwise), except for in accordance with the terms of such Lien, obligation or liability or current liabilities incurred in the ordinary course of business, (vii) make any acquisition of all or a material portion of any entity or business (including through merger, consolidation, equity or asset purchase or similar transaction) or enter into any agreement with respect thereto; provided that the Company may make acquisitions of assets of businesses in the ordinary course of business consistent with past practice;

(d) enter into any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Transactions);

(e) alter, through merger, liquidation, reorganization, restructuring or any other fashion, its corporate structure or ownership of any of its Subsidiaries (other than the Transactions);

(f) enter into any sale, lease or license or suffer to exist any Lien (except for Permitted Liens) in respect of any of its assets, other than (i) Liens securing inter-company indebtedness, (ii) sales or dispositions of property or inventory in the ordinary course of business consistent with past practice, (iii) leases and licenses of property with a term of less than one (1) year in the ordinary course of business consistent with past practice, and (iv) sales, leases or licenses with respect to immaterial assets;

(g) except as required by GAAP, the SEC or applicable law, or as recommended by the Company’s audit committee or its independent auditors, change any of the Company’s accounting principles;

(h) except as required by law or as is consistent with past practice, make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, extend or waive any applicable statute of limitations with respect to Taxes, file any amended Tax Returns, enter into any closing agreement in respect of any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of materially increasing the Tax liability of the Company and its Subsidiaries for any period ending after the Closing Date or materially decreasing any Tax attribute of the Company and its Subsidiaries existing on the Closing Date;

(i) (i) grant any severance, retention or termination pay to, or amend any existing severance, retention or termination arrangement with, any current or former director, officer or employee, (ii) increase or accelerate the payment or vesting of, benefits payable under any existing severance, retention or termination pay policies or employment agreements, (iii) enter into or amend any employment, consulting, deferred compensation, change-of-control or other similar agreement with any director, officer, consultant or employee, (iv) establish, adopt or amend (except as required by applicable law) any collective bargaining agreement, bonus, profit-sharing, thrift, pension, retirement, post-retirement medical or life insurance, retention, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any present or former director, officer or employee, or any beneficiaries thereof, or (v) increase the compensation, bonus or other benefits payable to any director, officer or employee, except for increases in compensation and benefits in the ordinary course of business consistent with past practice or required by the terms of existing arrangements, policies or agreements set forth in the Company Disclosure Schedule;

(j) settle or enter into any settlement agreement with respect to any outstanding litigation with a party that is not a Governmental Entity, except that, notwithstanding the foregoing, the Company may settle or enter into any settlement agreement with respect to any outstanding litigation with a party that is not a Governmental Entity where the amount of such settlement is less than $300,000, and does not require the taking or omission of any actions other than the payment of money;

(k) enter into or authorize an agreement with respect to any of the foregoing actions, or commit to take any action to effect any of the foregoing actions; or

(l) take any action or fail to take any action that would result in any of the representations and warranties of the Company herein to become untrue such that the condition set forth in Section 7.2(a) could not be satisfied.

7.3 Control of Operations. Nothing contained in this Agreement will give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations. Notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent shall be required with respect to any matter set forth in Section 7.2 or elsewhere in this Agreement to the extent that the requirement of such consent would, upon advice of counsel, violate applicable law.

7.4 Solicitation by Company.

(a) Solicitation. Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m, New York City time, on the thirtieth (30th) day following the date of this Agreement (the “No-Shop Period Start Date”), the Company and its Subsidiaries may, directly or indirectly through any of their Representatives: (i) solicit, initiate or encourage, whether publicly or otherwise, any Acquisition Proposal, including by way of providing access to or otherwise making available non-public information; provided, however, that the Company shall only permit such non-public information related to the Company to be provided pursuant to an Acceptable Confidentiality Agreement, and provided further that (A) the Company shall promptly provide to Parent any non-public information concerning the Company or its Subsidiaries to which any person is provided such access and which was not previously provided to Parent, and (B) the Company shall withhold, or provide pursuant to customary “clean-room” or other appropriate procedures, such portions of documents or information to the extent relating to any pricing or other matters that are highly sensitive or competitive in nature if the exchange of such information (or portions thereof) could reasonably be likely to be harmful to the operation of the Company in any material respect; and (ii) engage in and maintain discussions or negotiations with respect to any inquiry, proposal or offer that constitutes or may reasonably be expected to lead to any Acquisition Proposal or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, discussions or negotiations or the making of any Acquisition Proposal.

(b) No Solicitation. Except as may relate to any Qualified Go-Shop Bidder or as permitted by Sections 7.4(d) and 7.4(e), from the No Shop Period Start Date until the Effective Time, or if earlier, the termination of this Agreement in accordance with its terms, the Company agrees that it and its Subsidiaries will not, and the Company will not knowingly permit its or its Subsidiaries’ Representatives, to (i) solicit, initiate or knowingly facilitate or encourage the making by any Person (other than Parent and its Subsidiaries) of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to any Acquisition Proposal, (ii) enter into discussions or negotiations with any Person in furtherance of an inquiry or to obtain an Acquisition Proposal, or (iii) enter into any agreement, understanding or arrangement with respect to any Acquisition Proposal. Subject to Sections 7.4(d) and 7.4(e), at the No-Shop Period Start Date, the Company shall take, and shall cause its Subsidiaries to take, all actions reasonably necessary to cause its Representatives to immediately cease any discussions or negotiations with any party or parties (other than a Qualified Go-Shop Bidder) with respect to any Acquisition Proposal; provided, however, that nothing in this Section 7.4 shall preclude the Company or any of its Representatives from contacting any such party or parties solely for the purpose of complying with the provisions of the last sentence of this Section 7.4(a). The Company shall promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal (other than a Qualified Go-Shop Bidder), if any, to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company and its Subsidiaries.

(c) After the No-Shop Period Start Date, the Company agrees that it will notify Parent promptly (and in any event within seventy-two (72) hours after the Company’s receipt) of any Acquisition Proposal, including the material terms of the Acquisition Proposal, which the Company, any of the Company’s Subsidiaries or any of the Company’s Representatives receives, and shall keep Parent informed on a prompt basis as to the status of and any material developments regarding any such proposal. Neither the Company nor any of its Subsidiaries shall, after the date of this Agreement, enter into any confidentiality agreement that would prohibit them from providing such information to Parent.

(d) Notwithstanding Section 7.4(a) and Section 7.4(c) or any other provision of this Agreement to the contrary, at any time prior to the earlier to occur of the Offer Closing and the time Company Stockholder Approval is obtained, following the receipt by the Company or any of its Subsidiaries of an Acquisition Proposal, the Company Board may (directly or through the Company’s Representatives) (i) contact such Person and its advisors for the purpose of clarifying the proposal and any material terms thereof and the conditions to and likelihood of consummation, so as to enable the Company Board to determine whether such proposal is, or is reasonably likely to lead to, a Superior Proposal, (ii) if the Company Board determines in good faith after consultation with its outside legal and financial advisors that such Acquisition Proposal is, or is reasonably likely to lead to, a Superior Proposal, the Company may (A) enter into a confidentiality agreement on substantially the same terms as the Confidentiality Agreement, (B) subject to such confidentiality agreement, furnish non-public information with respect to the Company and its Subsidiaries to the Person who made such proposal (provided, that the Company has previously furnished or concurrently furnishes such information to Parent), and (C) participate in negotiations regarding such proposal, and (iii) if the Company Board determines that the Acquisition Proposal is a Superior Proposal, the Company Board may make a Change in Recommendation and, subject to the provisions of Section 9.1(f), terminate this Agreement.

(e) Notwithstanding the foregoing or any other provision of this Agreement to the contrary, nothing in this Agreement shall prevent the Company or the Company Board, at any time prior to the Acceptance Time, from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders required to be made by applicable statute, law, rule or regulation in connection with the making or amendment of a tender offer or exchange offer), (ii) making any required disclosure to stockholders with regard to any Acquisition Proposal or (iii) making a Change in Recommendation, if the Company Board determines in good faith after consultation with outside counsel that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.

(f) If at any time prior to the Effective Time, any event with respect to Parent (including its officers, directors and Subsidiaries) shall occur that is required to be described in an amendment of, or a supplement to the Offer Documents, the Schedule 14D-9, the Proxy Statement, the Information Statement or the other documents required to be filed by Parent or the Company in connection with the Transactions, Parent shall notify the Company thereof and such event shall be so described. Any such amendment or supplement shall be promptly filed with the SEC and, as and to the extent required by law, disseminated to the stockholders of the Company, and such amendment or supplement shall comply in all material respects with all provisions of applicable law.

(g) Notwithstanding the foregoing or any other provision of this Agreement to the contrary, (i) at any time prior to obtaining the Company Stockholder Approval, the Company Board may grant a waiver or release under, or determine not to enforce, any standstill agreement with respect to any class of equity securities of the Company if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law and (ii) from the date hereof until the No-Shop Period Start Date, the Company may grant any such waiver or release, or make any such determination not to enforce, solely to permit any counterparty to any such agreement to make non-public inquiries, proposals or offers that constitute or may reasonably be expected to lead to any Acquisition Proposal.

7.5 Regulatory and Governmental Matters.

(a) Without limiting Section 7.3, the parties will cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the Transactions and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. The Company and Parent will have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case, subject to applicable law relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. The parties will consult with each other with respect to obtaining all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the Transactions, and each party will keep the other apprised of the status of matters relating to completion of the Transactions.

(b) Each of Parent and the Company will, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, if any, the Offer Documents, the Schedule 14D-9, the Information Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Transactions.

(c) Each of Parent and the Company will promptly advise the other upon receiving any communication from any Governmental Entity and any material communication given or received in connection with any proceeding by a private party, in each case in connection with the Transactions.

(d) Between the date hereof and the Closing, the Company may not settle or compromise any action, claim, litigation, suit, proceeding or investigation by or involving a Governmental Entity without the prior written approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed.

7.6 Company Stockholder Approval; Preparation of Proxy Statement.

(a) If the adoption of this Agreement by the Company’s stockholders is required by Law, the Company shall, as soon as practicable following the acceptance for payment by Merger Sub of any shares of the Company Common Stock pursuant to the Offer (the “Acceptance Time”), prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent shall use its reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub required to be set forth in the Proxy Statement or reasonably requested by the Company for inclusion therein. Each of Parent and Merger Sub shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and to correct any material omissions therein. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall make available to Parent copies of all correspondence between the Company and the SEC or its staff with respect to the Proxy Statement. If at any time prior to receipt of the Company Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall provide Parent and its counsel a reasonable opportunity to review the Proxy Statement prior to its being filed with the SEC and shall provide Parent and their counsel a reasonable opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information prior to their being filed with, or sent to, the SEC. The Company shall give reasonable and good faith consideration to any comments made by Parent or its counsel. The Company shall use its reasonable efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after filing with the SEC.

(b) If the adoption of this Agreement by the Company’s stockholders is required by Law, the Company shall, as soon as practicable following the Acceptance Time, (i) duly call, establish a record date for, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Company Stockholder Approval and, (ii) through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval (except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement, the Offer or the Merger as permitted by Section 7.4(d). Notwithstanding the foregoing, if Merger Sub and any other affiliate of Parent collectively acquire at least 90% of the outstanding shares of the Company Common Stock, Parent promptly shall, and shall cause Merger Sub to, cause the Merger to become effective as soon as practicable after the Acceptance Time without a stockholders meeting or a written consent in accordance with Section 253 of the DGCL.

(c) Parent and Merger Sub shall (i) in the case of a Stockholders Meeting, cause all shares of the Company Common Stock purchased pursuant to the Offer and all other shares of the Company Common Stock owned by Parent, Merger Sub or any of their affiliates to be voted in favor of the adoption of this Agreement.

7.7 Agreement to Cooperate; HSR Filings.

(a) Subject to the terms and conditions herein provided, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the Transactions. Prior to the Effective Time, the Company shall use its commercially reasonable efforts, and Parent and Merger Sub shall use their commercially reasonable efforts to cooperate and assist the Company, to obtain all consents of any third parties that may be necessary for the consummation of the Transactions (other than consents from any Governmental Entities which are addressed in Section 7.7(c)).

(b) Without limitation of the foregoing, Parent and the Company undertake and agree to file as soon as practicable (and in any event not later than ten (10) days after the date hereof), if required by law, a Notification and Report Form under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”).

(c) Each of Parent and the Company shall, in connection with the efforts referenced in Section 7.7(a) to obtain all requisite approvals and authorizations for the Transactions under the HSR Act or any other Regulatory Law, use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any request by the FTC or DOJ for additional information and documents or any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any material communication received by such party from, or given by such party to, the FTC, the DOJ or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding the Transactions, (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences (provided, however, that the parties may comply with this clause (iii) by designating that certain sensitive information shall only be shared with the respective parties’ outside legal counsel), and (iv) promptly take reasonable actions to respond to inquiries from the FTC, DOJ or any other Governmental Entity regarding the legality under any antitrust law of the Merger; provided, however, that all obligations in this Section 7.7(c) shall be subject to applicable laws relating to exchange of information and attorney-client communication and privileges.

(d) Each of Parent and the Company undertake to use commercially reasonable efforts to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Transactions; provided, however, that neither party is required to contest or appeal any such order issued by a United States District Court.

(e) Parent and the Company shall use their respective commercially reasonable efforts to obtain, as soon as possible, confirmation from the applicable Governmental Entities that they will not recommend that the Company’s security clearances be revoked, suspended or downgraded as a result of the consummation of the Transactions. The Company shall and shall cause its employees to make all filings or notifications or such other actions as are necessary or appropriate in order to prevent the security clearances of the Company and their respective employees from being revoked, suspended or downgraded.

7.8 Access to Information.

(a) Upon reasonable notice and subject to applicable law relating to the exchange of information, the Company will, and will cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records (which the parties agree may be afforded in whole or in part through electronic means). During such period, the Company will, and will cause its Subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state laws applicable to such party (other than reports or documents that such party is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request.

(b) Notwithstanding the foregoing, neither the Company nor Parent nor any of their Subsidiaries will be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, fiduciary duty or binding agreement entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business. The parties will use their commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure under circumstances in which the restrictions of the preceding sentence apply. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company or Parent, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the SEC and/or mailing to the stockholders of the Company of such amendment or supplement, in each case as promptly as practicable.

(c) All information provided to Parent and its representatives pursuant to this Section 7.8 shall be subject to the Confidentiality Agreement. The Confidentiality Agreement shall remain in full force and effect until the Closing and, if this Agreement is terminated, such Confidentiality Agreement shall continue in accordance with its terms.

7.9 Expenses and Fees. All costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Transactions are consummated; provided, that any fee for any filing under the HSR Act will be paid by one-half by Company and one-half by Parent.

7.10 Public Statements. The Company, on the one hand, and Parent and Merger Sub, on the other hand, agree that, from the date hereof through the Closing Date, no public release or announcement concerning the Transactions shall be issued or made by any party without the prior consent of the other party or parties (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as such release or announcement may be required by law or the rules or regulations of any applicable United States securities exchange, in which case the party required to make the release or announcement shall allow the other party or parties reasonable time to comment on such release or announcement in advance of such issuance, and (ii) that each of Parent, Merger Sub and the Company and their respective Affiliates may make such an announcement to their respective employees, customers and suppliers, after consultation with the other parties.

7.11 Employee Matters.

(a) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to receive credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided, that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits.

(b) Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Company Stock Option Plans and Company Plans, as applicable, will occur at or prior to the Effective Time, as applicable.

(c) The Company shall not communicate in writing to groups of current or former Company employees, regarding any matters discussed in this Section 7.11 without the consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned and to be rendered promptly. The Company will use its commercially reasonable efforts to cause its officers and the members of the Company Board not to make any formal, oral communications to groups of current or former Company employees that are inconsistent with the provisions of this Section 7.11.

7.12 Notification of Certain Matters; Supplemental Disclosure.

(a) Each of Parent, Merger Sub and the Company agrees to give prompt notice to each other of, and to use their respective commercially reasonable efforts to prevent or promptly remedy, the occurrence or failure to occur, of any event which occurrence or failure to occur would cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time; provided, however, that the delivery of any notice pursuant to this Section 7.12 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. No disclosure after the date hereof of an inaccuracy of any representation and warranty made in this Agreement shall affect any representation or warranty made herein.

(b) Until the Closing, Parent, Merger Sub and the Company shall have the obligation to promptly supplement the information contained in their respective disclosure schedules attached hereto with respect to any matter hereafter arising or discovered which, if in existence on the date hereof and known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedules. Neither the supplementation of the disclosure schedules pursuant to the obligation in Section 7.12(b) nor any disclosure after the date hereof an inaccuracy of any representation and warranty made in this Agreement shall affect any representation or warranty made herein.

7.13 Directors and Officers Indemnification and Insurance.

(a) Without limiting any additional rights that any director, officer, trustee, or fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) may have under any employment or indemnification agreement or under the Company’s Certificate of Incorporation, its Bylaws or this Agreement or, if applicable, similar organizational documents or agreements of any of the Company’s Subsidiaries, from and after the Effective Time, Parent and the Surviving Corporation (the “Indemnitors”) shall: (i) indemnify and hold harmless each person who is at the date hereof or during the period from the date hereof through the Closing Date serving as a director, officer or trustee, or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company or any of its Subsidiaries (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom, and (ii) promptly pay on behalf of or, within thirty (30) days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, any Expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security. The indemnification and advancement obligations of the Indemnitors pursuant to this Section 7.13(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who continues to be or who has ceased to be a director, officer or trustee of the Company or any of its Subsidiaries or fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company or any of its Subsidiaries after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 7.13(a): (A) the term “Claim” means any threatened, asserted, pending or completed Action, whether instituted by any party hereto, any Governmental Entity or any other party, that any Indemnified Party in good faith believes might lead to the institution of any such Action, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party in his or her capacity as a director, officer or trustee of the Company or any of its Subsidiaries or fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) or any other person at or prior to the Effective Time at the request of the Company or any of its Subsidiaries, and (B) the term “Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 7.13(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party. Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Claim in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless (i) such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim and does not contain any continuing restrictions on such Indemnified Party or (ii) such Indemnified Party otherwise consents thereto.

(b) Without limiting the foregoing, Parent and Merger Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, trustees, employees, agents, or fiduciaries of the Company or any of its Subsidiaries as provided in the Company’s Certificate of Incorporation or its Bylaws (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of the Company’s Subsidiaries) and indemnification agreements of the Company or any of its Subsidiaries identified on Section 7.13(b) of the Company Disclosure Schedule shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(c) For a period of six (6) years from the Effective Time, the organizational documents of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the Company’s Certificate of Incorporation and Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, trustees, employees, agents, or fiduciaries of the Company or any of the Company’s Subsidiaries or with respect to any employee benefit plans (within the meaning of Section 3(3) of ERISA), unless such modification shall be required by law and then only to the minimum extent required by law.

(d) The Surviving Corporation shall maintain for a period of at least six (6) years the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the Transactions; provided, that (i) that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured (provided, that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Effective Time), (ii) in no event shall the Surviving Corporation be required to expend pursuant to this Section 7.13(d) more than an amount per year of coverage equal to Three Hundred Thousand Dollars ($300,000). In the event that, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than Three Hundred Thousand Dollars ($300,000), the Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to Three Hundred Thousand Dollars ($300,000). Parent shall, and shall cause the Surviving Corporation or its successors or assigns to, maintain such policies in full force and effect, and continue to honor all obligations thereunder.

(e) If the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving limited liability company, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assumes the obligations set forth in this Section 7.13.

(f) Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 7.13 and the parties acknowledge and agree that Parent guarantees the payment and performance of the Surviving Corporation’s obligations pursuant to this Section 7.13.

(g) This Section 7.13 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of the Company, Parent and the Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 7.13.

7.14 Stockholder Litigation. The Company shall keep Parent informed of, and cooperate with Parent in connection with, any stockholder litigation or claim against the Company and/or its directors or officers relating to the Transactions; provided, that no settlement in connection with such stockholder litigation in excess of $300,000 shall be agreed to prior to the Effective Time without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that no settlement requiring a payment or an admission of wrongdoing by a director shall be agreed without such director’s consent; provided, further, that all obligations in this Section 7.14 shall be subject to the obligations of the Company under applicable laws relating to attorney-client communication and privilege.

7.15 De-registration. The Surviving Corporation shall cause the Shares to be de-registered under the Exchange Act following the Effective Time.

7.16 Rule 14d-10(d) Matters. Prior to the Acceptance Time, the Company (acting through the Company Board and its compensation committee) will take all such steps as may be required to cause to be exempt under Rule 14d-10(d), as amended, promulgated under the Exchange Act any employment compensation, severance or employee benefit arrangements that have been entered into on or after the date hereof by the Company or any of its affiliates with current directors, officers or employees of the Company and its affiliates and to ensure that any such arrangements fall within the safe harbor provisions of such rule.

7.17 Directors.

(a) Promptly upon acceptance for payment of, and payment by Merger Sub for, any shares of the Company Common Stock pursuant to the Offer, Parent or Merger Sub shall be entitled, subject to compliance with Section 14(f) of the Exchange Act, to designate, from time to time, such number of directors on the Company Board as will give Merger Sub representation on the Company Board equal to at least such number of directors, rounded up to the nearest whole number, that is the product of (a) the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that (i) such number of shares of the Company Common Stock so accepted for payment and paid for by Merger Sub plus the number of shares of the Company Common Stock otherwise owned by Parent or Merger Sub or any subsidiary of Parent bears to (ii) the number of such shares outstanding, and the Company shall, at such time, cause Merger Sub’s designees to be so elected or appointed; provided, however, that in the event that Merger Sub’s designees are appointed or elected to the Company Board, until the Effective Time the Company Board shall have at least three (3) directors who are directors on the date of this Agreement and who will be independent for purposes of Rule 10A-3 under the Exchange Act (the “Independent Directors”); provided, further, that, in such event, if the number of Independent Directors shall be reduced below three (3) for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there shall be only one (1) remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three (3) persons to fill such vacancies who will be independent for purposes of Rule 10A-3 under the Exchange Act, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. The Company’s obligations under this Section 7.17 shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Subject to applicable Law, the Company shall take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company shall make such mailing with the mailing of the Schedule 14D-9 (provided that Merger Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Merger Sub’s designees). In connection with the foregoing, the Company shall promptly, at the option of Merger Sub, either increase the size of the Company Board or use reasonable efforts to obtain the resignation of such number of its current directors as is necessary to enable Merger Sub’s designees to be elected or appointed to the Company Board as provided above. At such time, the Company shall, if requested by Parent, take all action necessary to cause individuals designated by Parent to constitute the number of members, rounded up to the nearest whole number, on (A) each committee of the Company Board and (B) each board of directors of each Company Subsidiary (and each committee thereof) that represents the same percentage as such individuals represent on the Company Board in each case to the extent permitted by applicable Law or the rules of the Nasdaq.

(b) Notwithstanding anything in this Agreement to the contrary, if Parent’s or Merger Sub’s designees constitute a majority of the Company Board prior to the Effective Time, then the affirmative vote of a majority of the Independent Directors shall (in addition to the approval rights of the Company Board or the stockholders of the Company as may be required by the governing documents of the Company or applicable Law) be required for the Company (i) to amend or terminate this Agreement, (ii) to extend the time of performance of, or waive, any of the obligations or other acts of Parent or Merger Sub under this Agreement, or to exercise or waive any of the Company’s rights, benefits or remedies hereunder, if such action would adversely affect the holders of shares of the Company Common Stock (other than Parent or Merger Sub), (iii) except as expressly provided herein, to amend any governing document of the Company in a manner that would reasonably be expected adversely to affect the holders of shares of the Company Common Stock (other than Parent or Merger Sub), or (iv) to take any other action or make any other determination of the Company Board under or in connection with this Agreement or the Transactions if such action would reasonably be expected adversely to affect the holders of shares of the Company Common Stock (other than Parent or Merger Sub). The Independent Directors shall have, and Parent shall cause the Independent Directors to have, the authority to retain such counsel (which may include current counsel to the Company or the Company Board) and other advisors at the expense of the Company as determined by the Independent Directors, and the authority (acting as a committee of the Company Board, which hereby shall be deemed to be constituted) to institute any action on behalf of the Company to enforce performance of this Agreement.

ARTICLE 8

CONDITIONS TO THE MERGER

8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, at or prior to the Closing Date, of each of the following conditions:

(a) if required by Law, the Company Stockholder Approval shall have been obtained in accordance with applicable Law, the Certificate of Incorporation and Bylaws of the Company;

(b) no statute, rule, regulation, executive order, decree, ruling, judgment, decision, order or injunction shall have been enacted, entered, promulgated, issued or enforced by any court or other Governmental Entity which is in effect and has the effect of prohibiting, restraining or enjoining the consummation of the Merger;

(c) any applicable waiting periods (including any extensions thereof) under the HSR Act shall have expired or been terminated and the Company shall have received the other Required Statutory Approvals; and

(d) Merger Sub shall have previously accepted for payment all shares of the Company Common Stock validly tendered and not withdrawn pursuant to the Offer in accordance with the terms of this Agreement.

ARTICLE 9

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. This Agreement may be terminated at any time before the Effective Time, whether before or after the Company Stockholder Approval (if required by applicable law), only:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, upon written notice to the other party:

(i) if the Acceptance Time shall not have occurred on or prior to the close of business on September [4], 2012 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement has been the cause of, or primarily resulted in, such purchase not occurring before such date;

(ii) if the Acceptance Time shall not have occurred on or prior to the close of business on November [3], 2012 (the “Ultimate Outside Date”) notwithstanding any breach of this Agreement by a party or any failure by a party to fulfill any of the conditions to Closing set forth in Article 8; or

(iii) if a Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order, decree, ruling or other action has become final; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(iii) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or primarily resulted in, such action by such Governmental Entity.

(c) by Parent, upon written notice to the Company:

(i) if the Company breaches or fails to perform in any material respect any of its representations, warranties or material covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in clause (b), (c) or (d) of Exhibit A, and (ii) is incapable of being satisfied by the Outside Date (provided, that Parent and Merger Sub are not then in material breach of their respective obligations under this Agreement); provided, however, that this Agreement may not be terminated pursuant to this Section 9.1(c)(i) if Merger Sub has accepted shares of the Company Common Stock for payment pursuant to the Offer;

(d) by the Company, upon written notice to Parent:

(i) if Parent or Merger Sub breaches or fails to perform in any material respect any of its representations, warranties or material covenants contained in this Agreement, which breach or failure to perform is incapable of being satisfied by the Outside Date (provided, that the Company is not then in material breach of its obligations under this Agreement); provided, however, that this Agreement may not be terminated pursuant to this Section 9.1(d)(i) if Merger Sub has accepted shares of the Company Common Stock for payment pursuant to the Offer; or

(e) by Parent, upon written notice to the Company, if prior to the acceptance of shares of the Company Common Stock pursuant to the Offer, the Company Board shall have (i) effected a Change in Recommendation, (ii) approved or recommended any Acquisition Proposal or (iii) failed to reconfirm its recommendation of the Merger and the other transaction contemplated hereby within ten (10) Business Days after receipt of a written request by Parent; provided, that such request by Parent may be made only after the public announcement of an Acquisition Proposal (including the filing of a Schedule 13D with the SEC);

(f) by either Parent or the Company, if prior to the acceptance of shares of the Company Common Stock pursuant to the Offer, the Company Board has provided written notice to Parent that it has determined to accept a Superior Proposal; provided, that the Company may terminate this Agreement under this Section 9.1(f) only if:

(i) the Company is not then and has not been in breach of its obligations under Section 7.4 in any material respect; and

(ii) upon such termination, the Company makes the payment to Parent required under Section 9.3(a)(ii) in accordance with such section.

9.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no further obligation on the part of Parent, Merger Sub, the Company or their respective officers or directors, except as provided in Section 9.3, and except that in the case of any such termination, Section 7.8(c), this Section 9.2, Section 9.3 and Article 10 shall survive. Nothing in this Section 9.2 shall relieve any party from liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any action or omission that constitutes fraud.

9.3 Termination Payment; Expenses.

(a) If this Agreement is terminated:

(i) by Parent pursuant to Section 9.1(e), then the Company shall pay to Parent within two (2) Business Days after the date of such termination, the Termination Fee, which amount shall be payable in cash by wire transfer of immediately available funds to an account designated by Parent; or

(ii) by the Company pursuant to Section 9.1(f), then the Company shall pay to Parent within two (2) Business Days after the date of such termination, the Termination Fee, in cash by wire transfer of immediately available funds to an account designated by Parent.

(b) Notwithstanding anything to the contrary in this Agreement and subject to Section 9.3(c), the parties hereto expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where the Termination Fee is payable, the payment of the Termination Fee shall, in light of the difficulty of accurately determining actual damages, constitute liquidated damages with respect to any claim for damages or any other claim which Parent and Merger Sub would otherwise be entitled to assert against the Company or any of its assets, or against any of its directors, officers, employees and stockholders with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to Parent and Merger Sub. Except for nonpayment of the Termination Fee, the parties hereby agree that, upon termination of this Agreement in circumstances where the Termination Fee is payable, in no event shall Parent or Merger Sub (i) seek to obtain any recovery or judgment against the Company or any of its assets, or against any of its directors, officers, employees or stockholders or (ii) be entitled to seek or obtain any other damages of any kind, including consequential, indirect, special or punitive damages.

9.4 Amendment. This Agreement may not be amended except by action taken by the parties’ respective boards of directors or pursuant to authority granted by such boards of directors and then only by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable law.

9.5 Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 10

GENERAL PROVISIONS

10.1 Non-Survival. None of the representations and warranties in this Agreement shall survive the Merger, and after the Effective Time, no person or entity shall have any further obligation, nor shall any claim be asserted or action be brought, with respect thereto. None of the covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article 10.

10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally, delivered by UPS or other nationally recognized overnight courier service or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent or Merger Sub to:

UNICOM Systems, Inc.

15535 San Fernando Mission Bl., Ste. 310

Mission Hills, CA 91345

Attention: Corry Hong, President and CEO

Fax: (818) 838-0776

with a copy (which shall not constitute notice) to:

UNICOM Systems, Inc.

15535 San Fernando Mission Bl., Ste 310

Mission Hills, CA 91345

Attention: Gerard R. Kilroy, Esq.

Fax: (818) 838-0606

If to Company, to:

GTSI, Inc.

2553 Dulles View Drive, Suite 100

Herndon, VA 20171-5219

Attention: Sterling E. Phillips Jr., CEO

Fax: (703) 463-5101

with a copy to (which shall not constitute notice):

Holland & Knight LLP

1600 Tysons Boulevard, Suite 700

McLean, Virginia 22102

Attention: William J. Mutryn

Fax: (703) 720-8610

All such communications shall be deemed to have been duly given: (i) in the case of a notice delivered by hand, when personally delivered, (ii) in the case of a notice sent by facsimile, upon transmission subject to electronic confirmation of receipt and (iii) in the case of a notice sent by overnight courier service, the date delivered at the designated address, in each case given or addressed as aforesaid.

10.3 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (ii) the word “including” means “including without limitation” and is intended by the parties to be by way of example rather than limitation, and (iii) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

10.4 Entire Agreement; Assignment. This Agreement (including the exhibits and annexes hereto, the Company Disclosure Schedule, the Parent Disclosure Schedule, and the other documents and instruments referred to herein), together with the Confidentiality Agreement, (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, and (ii) shall not be assigned by operation of law or otherwise.

10.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

10.6 Jurisdiction. Each of Parent, Merger Sub and the Company hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the “Relevant Courts”) for any litigation arising out of or relating to this Agreement or the Transactions (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Relevant Courts and agrees not to plead or claim in any Relevant Court that such litigation brought therein has been brought in an inconvenient forum; provided, however, that nothing in this Section 10.6 is intended to waive the right of any party to remove any such action or proceeding commenced in any such state court to an appropriate federal court to the extent the basis for such removal exists under applicable law. The parties agree that the mailing by certified or registered mail, return receipt requested, of any process required by any Relevant Court, to the address specified in Section 10.2, shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

10.7 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the party seeking such injunction, specific performance or other equitable relief has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or equity. In the event that any party seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, such party shall not be required to provide any bond or other security in connection with any such injunction or other order, decree, ruling or judgment.

10.8 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or electronic data file), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

10.9 Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and except for Section 7.13 hereof, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

10.10 Severability. Should any provision of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

10.11 Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED, OR WHICH IN THE FUTURE MAY BE DELIVERED, IN CONNECTION WITH THE TRANSACTIONS, AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

10.12 Parent Guarantee. Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement. This is a guarantee of payment and performance and not collectibility. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 10.12.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers as of the date first written above.

PARENT:

UNICOM Systems, Inc.

By:	/s/ Corry Hong
Name:	Corry Hong
Title:	President and CEO

MERGER SUB:

UNICOM SUB ONE, INC.

By:	/s/ Corry Hong
Name:	Corry Hong
Title:	President and CEO

COMPANY:

GTSI Corp.

By:	/s/ Sterling E. Phillips, Jr.
Name:	Sterling E. Phillips, Jr.
Title:	CEO

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

Conditions of the Offer

Notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of the Company Common Stock promptly after the termination or withdrawal of the Offer), pay for any shares of the Company Common Stock tendered pursuant to the Offer, and, to the extent permitted by this Agreement, may amend or terminate the Offer, unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of the Company Common Stock that, together with shares of the Company Common Stock already owned by Parent and Merger Sub, would represent at least one share more than 50% of the Fully Diluted Shares (the “Minimum Tender Condition”), and (ii) any waiting period under the HSR Act shall have expired or been terminated. The term “Fully Diluted Shares” means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof (other than the Top-Up Option). Furthermore, notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject as aforesaid, to pay for any shares of the Company Common Stock not theretofore accepted for payment or paid for if, at any time on or after the date of this Agreement and before the expiration of the Offer, any of the following conditions exists and is continuing at the Expiration Time:

(a) there shall have been any Law or Judgment enacted, enforced, amended, issued, in effect or deemed applicable to the Offer or the Merger, by any Governmental Entity that makes illegal or otherwise prohibits, enjoins or restrains consummation of the Offer or the Merger (provided that Parent and Merger Sub have used reasonable best efforts to oppose any such Law or Judgment);

(b) the representations and warranties of the Company contained in this Agreement shall not be true and correct (without giving effect to any limitation as to “materiality” or any derivative thereof or “Material Adverse Effect” set forth therein) as of the date of the Agreement and as of the Acceptance Time as if made at and as of such date (except to the extent that any such representations and warranties speak as of a specified date, in which case only as of such specified date) and the failure or failures of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or any derivative thereof or “Material Adverse Effect” set forth therein) has had a Material Adverse Effect;

(c) the Company shall have failed to perform in any or all material respects its agreements and covenants to be performed or complied with by it under this Agreement and shall not have cured such breach, failure to perform or noncompliance

(d) the Company shall have received notice of the formal commencement, on or after the date of this Agreement, of a proceeding of any kind, whether civil, criminal or administrative, against the Company, that would reasonably be expected to result in a Material Adverse Effect; or

(e) this Agreement shall have been terminated in accordance with its terms.

The foregoing conditions may be waived by Merger Sub and Parent in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Tender Condition). The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a

Ex. A-1

waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time

Ex. A-2

EXHIBIT B:

DEFINITIONS

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that (i) an Acceptable Confidentiality Agreement need not contain any “standstill” or similar covenant and (ii) an Acceptable Confidentiality Agreement may include provisions that are less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, so long as the Company offers to amend the Confidentiality Agreement concurrently with execution of such Acceptable Confidentiality Agreement to (y) include substantially similar provisions for the benefit of the parties thereto and (z) waive any “standstill” or similar covenant to the extent that such Acceptable Confidentiality Agreement does not contain any “standstill” or similar covenant.

“Acceptance Time” has the meaning assigned to such term in Section 7.6(a).

“Action” means any claim, action, suit, proceeding, arbitration, mediation or other investigation.

“Acquisition Proposal” means any proposal or offer for, whether in one transaction or a series of related transactions, any (a) merger, consolidation or similar transaction involving the Company or any of its Subsidiaries that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X, but substituting 20% for references to 10% therein), (b) sale or other disposition, directly or indirectly, by merger, consolidation, share exchange or any similar transaction, of any assets of the Company or any of its Subsidiaries representing 40% or more of the consolidated assets of the Company and its Subsidiaries, or (c) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) offers to acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 40% or more of the voting power of the outstanding Shares of the Company; provided, however, that the term “Acquisition Proposal” shall not include (i) the Transactions or (ii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among the Company and one or more of its Subsidiaries or among its Subsidiaries.

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.

“Agreement” has the meaning assigned to such term in the Preamble.

“Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in New York City are authorized or required by law to close.

“Bylaws” means the bylaws of the Company, as amended.

“Certificate of Merger” has the meaning assigned to such term in Section 2.2.

“Certificate of Incorporation” means the certificate of incorporation of the Company, as amended.

“Certificates” has the meaning assigned to such term in Section 4.2(b).

“Change in Recommendation” means, following receipt of an Acquisition Proposal that constitutes a Superior Proposal, (i) the Company Board withdraws or modifies (in a manner adverse to Parent), or fails to make, the recommendation that the Company’s stockholders approve the Merger, or (ii) the Company Board recommends that the Company’s stockholders approve the Superior Proposal.

Ex. B-1

“Claim” has the meaning assigned to such term in Section 7.13(a).

“Classified Contracts” means those certain agreements by and between the Company or any of its Subsidiaries, on the one hand, and certain departments and agencies of the United States Government, on the other hand, which agreements contain security and confidentiality obligations preventing the Company or any of its Subsidiaries from disclosing their nature and terms to any party.

“Closing” has the meaning assigned to such term in Section 2.3.

“Closing Date” has the meaning assigned to such term in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Cash” means cash and cash equivalents held in the bank accounts, including money market accounts, of the Company (in each case net of any bank overdrafts and adjusted for reconciling items), as determined in accordance with GAAP.

“Company Common Stock” has the meaning assigned to such term in the Recitals.

“Company” has the meaning assigned to such term in the Preamble.

“Company Board” has the meaning assigned to such term in the Recitals.

“Company Disclosure Schedule” has the meaning assigned to such term in the introduction to Article 5.

“Company Employees” means the active employees of the Company and its Subsidiaries.

“Company Financial Advisor” has the meaning assigned to such term in Section 5.21.

“Company Insurance Policies” has the meaning assigned to such term in Section 5.24.

“Company IP Claim” has the meaning assigned to such term in Section 5.18(b).

“Company Plans” has the meaning assigned to such term in Section 5.13(a).

“Company Reports” has the meaning assigned to such term in Section 5.5(a).

“Company Restricted Shares” has the meaning assigned to such term in Section 5.2(b).

“Company SARs” has the meaning assigned to such term in Section 5.2(b).

“Company Stock-Based Securities” has the meaning assigned to such term in Section 5.2(b).

“Company Stock Options” has the meaning assigned to such term in Section 4.4(a).

“Company Stock Option Plans” has the meaning assigned to such term in Section 4.4(a).

“Company Stockholder Approval” has the meaning assigned to such term in Section 5.4(e).

“Company Stockholders Meeting” has the meaning assigned to such term in Section 7.6.

Ex. B-2

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of February 24, 2012, by and between Parent and the Company, as the same may be amended from time to time.

“Dissenting Shares” has the meaning assigned to such term in Section 4.1(a).

“Dissenting Stockholders” has the meaning assigned to such term in Section 4.1(a).

“DOJ” has the meaning assigned to such term in Section 7.7(b).

“Effective Time” has the meaning assigned to such term in Section 2.2.

“Environmental Law” means any applicable federal, state, local or foreign laws, relating to (a) the protection, preservation or restoration of the environment (including, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Substances, in each case as amended and as in effect on the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning assigned to such term in Section 1.1(a).

“Exchange Agent” has the meaning assigned to such term in Section 4.2(a).

“Exchange Fund” has the meaning assigned to such term in Section 4.2(a).

“Expenses” has the meaning assigned to such term in Section 7.13(a).

“Export Control Laws” has the meaning assigned to such term in Section 5.20(h).

“Extension Period” has the meaning assigned to such term in Section 1.1(a).

“Fairness Opinion Provider” has the meaning assigned to such term in Section 5.21.

“FTC” has the meaning assigned to such term in Section 7.7(b).

“Fully Diluted Shares” has the meaning assigned to such term in Exhibit A.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Government Bid” means any quotation, bid or proposal made by the Company or any Subsidiary of the Company for the sale of goods or the provision of services, which, if accepted or awarded, would lead to a Government Contract with a Governmental Entity, or a prime contractor or a higher-tier subcontractor to a Governmental Entity. For purposes of clarity, a quotation, bid or proposal related or with respect to a Government Task Order shall not constitute a separate Government Bid for purposes of this definition, but shall be part of the Government Bid to which it relates.

“Government Contract” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchase agreement, letter agreement, grant, cooperative agreement, change order or other commitment or funding vehicle between the Company or any Subsidiary of the Company and (a) a Governmental Entity, (b) any prime contractor to a Governmental

Ex. B-3

Entity or (c) any subcontractor with respect to any contract described in clause (a) or (b). A Government Task Order shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Government Task Order” means any purchase order, delivery order, or task order under a Government Contract.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign, as well as any corporations owned or chartered by any such governmental agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality.

“Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance for which exposure is regulated by any Governmental Entity or any Environmental Law including, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnitors” has the meaning assigned to such term in Section 7.13(a).

“Indemnified Parties” has the meaning assigned to such term in Section 7.13(a).

“Intellectual Property Rights” has the meaning assigned to such term in Section 5.18(d).

“knowledge” means, as to any party, the actual knowledge of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer or General Counsel of the party.

“laws” means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, tariffs, determinations, writs, injunctions, awards (including awards of any arbitrator), judgments and decrees applicable to the specified Person and to the businesses and assets thereof (including laws relating to the protection of classified information; the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; and safety, health and fire prevention).

“Leased Real Property” has the meaning assigned to such term in Section 5.15.

“Leases” has the meaning assigned to such term in Section 5.15.

“Letter of Transmittal” has the meaning assigned to such term in Section 4.2(b).

“Liens” means claims, encumbrances, mortgages, security interests, equities, options, rights of first refusal, or charges of any nature whatsoever.

“Material Adverse Effect” means any change, circumstance, fact, event or effect that has occurred and is still continuing as of the relevant time of determination that, individually or in the aggregate with all other adverse changes, circumstances, facts, events and effects that have occurred and are still continuing as of

Ex. B-4

the relevant time of determination, is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any change, circumstance, fact, event or effect arising out of or resulting from (i) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (ii) changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which the Company and its Subsidiaries conduct their respective businesses, (iii) changes in GAAP or applicable law, (iv) the failure of the Company to be awarded any Contract in response to any bid or the failure of the Company to prevail in any existing or new bid protest or similar proceeding, (v) the negotiation, execution, announcement or performance of, or the pendency of any investigation by any Governmental Entity with respect to, this Agreement, the Transactions or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with tenants, suppliers, vendors, lenders, investors, venture partners or employees, (vi) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (vii) earthquakes, hurricanes, floods, or other natural disasters, (viii) any action taken by the Company or any of its Subsidiaries at the request or with the consent of any of Parent, Merger Sub or any of their Subsidiaries, or (ix) any change in the market price or trading volume of the capital stock of the Company or any failure to meet publicly announced revenue or earnings projections or predictions (whether such projections or predictions were made by the Company or independent third parties).

“Material Contracts” has the meaning assigned to such term in Section 5.17(a).

“Merger” has the meaning assigned to such term in the Recitals.

“Merger Sub” has the meaning assigned to such term in the Preamble.

“Minimum Tender Condition” has the meaning assigned to such term in Exhibit A.

“New Plans” has the meaning assigned to such term in Section 7.11(a).

“No-Shop Period Start Date” has the meaning assigned to such term in Section 7.4(a).

“Offer” has the meaning assigned to such term in the Recitals.

“Offer Documents” has the meaning assigned to such term in Section 1.2(b).

“Offer Price” has the meaning assigned to such term in the Recitals.

“Outside Date” has the meaning assigned to such term in Section 9.1(b)(i).

“Parent” has the meaning assigned to such term in the Preamble.

“Parent Material Adverse Effect” means any change, circumstance, fact, event or effect that would reasonably be expected to prevent, or materially hinder or delay, Parent or Merger Sub from consummating the Transactions.

“Parent Disclosure Schedule” has the meaning assigned to such term in the introduction to Article 6.

“Permits” has the meaning assigned to such term in Section 5.10.

Ex. B-5

“Permitted Liens” means, as to any Person (a) Liens that do not interfere with the value, marketability or use of the assets in the operations or business of the Person, (b) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the Person’s books in accordance with GAAP principles, (c) Liens which do not secure monetary liabilities of any Person and that, individually or in the aggregate, do not and would not materially detract from the value or marketability of any of the assets of the Person or materially interfere with the use thereof as currently used and (d) Liens in favor of carriers, warehousemen, mechanics, materialmen and landlords granted in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and or which adequate reserves in accordance with GAAP shall have been set aside on its books.

“Person” means any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization or other entity and a government or any department or agency thereof.

“Proxy Statement” has the meaning assigned to such term in Section 5.4(c).

“Qualified Go-Shop Bidder” means any Person or group that includes any Person (so long as such Person, together with all other members of such group, if any, who were members of such group or another group that included such Person immediately prior to the No-Shop Period Start Date, represent at least 50% of the equity financing of such group at all times following the No-Shop Period Start Date and prior to the termination of this Agreement) from whom the Company or any of its Representatives has received, after the execution of this Agreement and prior to the No-Shop Period Start Date, an Acquisition Proposal that the Company Board determines, prior to or as of the No-Shop Period Start Date, in good faith (after consultation outside counsel and the Company Financial Advisor), constitutes or could reasonably be expected to result in a Superior Proposal.

“Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, through merger or acquisition.

“Release” has the meaning set forth in Section 101(22) of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601(22).

“Relevant Courts” has the meaning assigned to such term in Section 10.6.

“Representatives” means, with respect to any Person, any of its officers, directors, employees, Affiliates, attorneys, investment bankers, financial advisers or other agents or representatives.

“Required Statutory Approvals” means, collectively, (a) any filings by Parent and Company required by the HSR Act, and any filings and approvals required under applicable domestic or foreign antitrust or competition laws or regulations and, if applicable, the expiration or termination of any applicable waiting periods under the HSR Act and any other antitrust or competition laws or regulations, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Merger and (c) the consent of the U.S. Small Business Administration (the “SBA”) under the Administrative Agreement, dated as of October 19, 2010, by and between the Company and the SBA.

“Sarbanes-Oxley Act” has the meaning assigned to such term in Section 5.5(a).

Ex. B-6

“SBA” has the meaning assigned to such term in the definition of “Required Statutory Approvals” above.

“SEC” has the meaning assigned to such term in the introduction to Article 5.

“Securities Act” has the meaning assigned to such term in Section 1.3(d).

“Shares” has the meaning assigned to such term in Section 4.1(a).

“Special Committee” has the meaning assigned to such term in the Recitals.

“Subsidiary” means, when used with reference to any Person, any corporation, partnership, limited liability company, business trust, joint venture or other entity of which such person or entity (either acting alone or together with its other Subsidiaries) owns, directly or indirectly, fifty percent (50%) or more of the stock or other voting interests, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, limited liability company, business trust, joint venture or other entity.

“Superior Proposal” means an Acquisition Proposal that the Company Board determines in good faith (after consultation with outside counsel and the Company Financial Advisor) would be more favorable to the Company’ stockholders than the Merger, taking into account all the terms and conditions of such Acquisition Proposal and this Agreement, and is reasonably capable of being completed on the terms proposed.

“Surviving Corporation” has the meaning assigned to such term in Section 2.1.

“Tax Return” means any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes (including any schedule or attachment thereto or amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Taxes” means all taxes, including, income, estimated income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, windfall profits, severance, customs, import, export, employment or similar taxes, charges, fees, levies or other assessments imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis, and such term shall include any interest, fines, penalties or additional amounts and any interest in respect of any additions, fines or penalties attributable or imposed on or with respect to any such taxes, charges, fees, levies or other assessments, and any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tender Agreements” has the meaning assigned to such term in the Recitals.

“Termination Fee” means a fee equal to $1,500,000 if the Termination Fee becomes payable in connection with an Acquisition Proposal made by a Qualified Go-Shop Bidder, and means a fee equal to $3,000,000 in all other circumstances.

“Ultimate Outside Date” has the meaning assigned to such term in Section 9.1(b)(ii).

Ex. B-7